UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM S-1/A
(Amendment No. 5 )
________________________

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PAZOO, INC.
(Exact name of registrant as specified in its charter)

Nevada	5961	27-3984713
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15A Saddle Road
Cedar Knolls, NJ 07927-1901

Telephone Number – (973) 455-0970

(Address, including zip code,
and telephone number,
including area code, of registrant’s
principal executive offices)

Sandra Miller
711 South Carson Street
Suite 4, Carson City, NV 89701-5292

Telephone Number - 775-882-4641

(Name, address, including zip code,
and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: The Company is not making an initial public offering of its common stock.  Only a portion of those shares previously issued are being registered pursuant to this Form S-1.  Current stock holders may re-sell their shares into the public market as soon as practical after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, $0.001par value per share	212,000 shares	$0.005	$1,060.00	$0.10

(1)	212,000 shares are being registered by the Security Holders. No assurance can be given that the shares will have a market value or that they may be sold at this, or at any price.

(2)	The Company is not making an initial public offering of its common stock. Only a portion of those shares previously issued are being registered pursuant to this Form S-1.

(3)
The registration fee is calculated in accordance with Rule 457(i) of the Securities Act, based upon the fixed price of the Series A Preferred Stock giving effect for the conversion of the Series A Preferred Stock into Common Stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, Dated  March 21 , 2012

ii

PROSPECTUS
Pazoo, Inc.
212,000
SHARES OF COMMON STOCK

The shareholders named in this prospectus are registering up to 212,000 shares of common stock. Pazoo, Inc.  will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities. The initial offering price set for these securities is $0.005 per share which has been calculated based on the Series A Preferred Stock as if converted into Common Stock at the stated rate of 10:1.  Thereafter, the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.

Our common stock is presently not quoted on any market or securities exchange. Although we do not currently have an agreement with a market maker to file an application on our behalf, it is our intention to enter into an agreement with a market maker to file such an application to quote our common stock on the Over-The-Counter Bulletin Board (“OTCBB”).  Public quoting of our common stock may never materialize, however, if our common stock becomes quoted on the OTCBB, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

TO ANALYZE ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 6. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and the registrant is not soliciting an offer to buy these securities in any state.

The Date of This Prospectus Is:  March 21, 2012

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “Company,” “we,” “us” and “our” refer to PAZOO, Inc.

PAZOO, INC

Organization

We were incorporated as a C-Corporation in the State of Nevada as IUCSS, Inc. on November 16, 2010 and we established a fiscal year end of December 31.  On May 9, 2011, we changed our name to Pazoo, Inc. to take advantage of unique branding and website opportunities. We are a developmental stage company formed for the purpose of offering a complete selection of nutritional foods/supplements, wellness goods, fitness apparel, and healthy advice. We believe that total and complete health should be easy for consumers to achieve and our focus is to use average everyday items to help consumers achieve total health and well-being.

On inception of November 16, 2010 we issued 45,000,000 shares of our common stock with no cost basis to four individuals.  The share amounts were issued as follows: 15,000,000 shares to our Chief Executive Officer, David Cunic, 15,000,000 shares to our President, Steve Basloe, 12,500,000 shares to our Chief Financial Officer, Gregory Jung, and 2,500,000 shares to our then Secretary and Treasurer, Gina Morreale.  In September 2011 we added Ben Hoehn who replaced Gina Morreale as Secretary and Treasurer, and also assumed the duties of Chief Operating Officer.  Mr. Hoehn also received 2,500,000 shares of common stock. On inception in 2010 we issued 600,000 shares of Common Stock valued at $0.005 per share to three consultants for services to be performed in 2011.  From July 2011 through September 2011, we issued 82,000 shares of our Common Stock par value $0.001 to 41 individuals in exchange for evaluation of our mini website functionality and beta testing logistics.   In addition, as of the date of this filing, we have issued 3,600,000 shares of our Series A Preferred Stock to an accredited investor, Integrated Capital Partners, Inc. (“ICPI”) at $0.05 per share valued at $180,000.  See “Preferred Stock”.  Our principal executive office is located at 15A Saddle Road, Cedar Knolls, NJ 07927 and our telephone number is 973-455-0970.  Our primary website is www.pazoo.com.

Since November 16, 2010 (our inception) to December 31, 2011 we have generated $2,180 in product revenues and have a cumulative net loss of $175,992.  Although we have had limited operations, our mini website became fully operational in August 2011 with sales through Amazon.com in two months with 3 product offerings.  Our goal is to increase our product offerings and spend heavily on marketing and branding initiatives.  We anticipate generating significant revenues within twelve months of the date of this filing.  As set forth in the investment agreement with ICPI (See Investment Agreement - Exhibit 99.1), we believe, provided that ICPI meets its obligations under the Investment Agreement, we have secured sufficient working capital to fund our development activities for the next 18 months without the need to seek additional financing.

We currently have four officers and three Board of Directors members. These individuals allocate time and personal resources to us and devote on average approximately 40 hours per week to Pazoo, Inc. As of the date of this Prospectus, we have 48,182,000 shares of $0.001 par value common stock issued and outstanding, which is beneficially owned by 49 shareholders. See Security Ownership of Certain Beneficial Owners and Management .

By consent of the Board of Directors, we have authorized 20,000,000 shares of Preferred Stock consisting of 10,000,000 Series A Convertible Preferred Stock, 2,500,000 Series B Non-Convertible Preferred Stock (Series B Preferred Stock), and 7,500,000 Series C Non-Convertible Preferred Stock (Series C Preferred Stock). The Preferred classes of stock are structured as follows: Series A Preferred Stock is convertible into common stock at 10:1, pays a 5% common stock dividend, and is non-voting. Series B Preferred Stock is non-convertible, non-dividend paying, and has voting rights at 200:1. Series C Preferred Stock is non-convertible, pays a common stock dividend of 2% to 12%, and is non-voting. See Exhibit A of the Investment Agreement. As of the date of this filing, only 3,600,000 shares of Series A Preferred Stock have been sold.

THE OFFERING

We have 48,182,000 shares of common stock issued and outstanding and are registering 212,000 shares on behalf of 49 certain individuals (“Selling Security Holders”) named under Selling Security Holders within this registration statement. The Selling Security Holders may collectively sell all 212,000 shares of their common stock after this registration becomes effective. We will not receive any proceeds from the sale of the common stock by the Selling Security Holders.

The following is a brief summary of this offering. Please see the “Plan of Distribution” section for a more detailed description of the terms of the offering.

Securities being offered by the Selling Security Holders, common stock, $0.001 par value	212,000 shares of common stock, $0.001 par value issued to Pazoo’s current and former officers, directors, consultants to the Company, and additional individuals through market research participation.

Offering Price per Share by the Selling Security Holders:
All shares being registered may be sold by existing shareholders without our involvement.  Until such time as our Stock is quoted on the OTCBB (see below), the initial offering price shall be $0.005.  Thereafter, the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.

Offering Period:	Given that Pazoo, Inc. is not offering shares for sale, we have no specific offering period.

Number of Shares Outstanding Before the Offering:	48,182,000 common shares are currently issued and outstanding of which 212,000 shares are being registered under this prospectus by the Selling Security Holders.

Minimum number of shares to be sold in this Offering:	None.

Use of Proceeds
We are not selling any shares of the common stock covered by this prospectus.  We will not receive any of the proceeds from the sale of the common stock of the Selling Security Holders. We have paid and will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states) other than commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.  As of December 31, 2011, expenses for this offering, including the preparation of this prospectus and the filing of this registration statement, were approximately $31,600.

Termination of the offering	Given that Pazoo, Inc. is not offering shares for sale, there is no specific termination date.

Terms of the offering
Prior to the quotation of the shares on the OTCBB the initial offering price shall be $0.005.  Thereafter, the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders and the Selling Security holders will determine when and how they will sell the common stock offered in this prospectus.

Trading Market:
None. We will seek a market maker to file a Rule 211 application with the Financial Industry Regulatory Authority (“FINRA”) in order to apply for the inclusion of the common stock in the Over-the-Counter Bulletin Board (“OTCBB”); however, such efforts may not be successful and our shares may never be quoted and owners of our common stock may not have a market in which to sell the shares. In addition, no estimate may be given as to the time that this application process will require.

Even if our common stock is quoted or granted listing, a market for the common shares may not develop.

The Selling Security Holders named in this prospectus are registering all or a portion of their shares of common stock through this prospectus and are doing so for their own account.

We will not receive any of the proceeds from the resale of these shares.

SUMMARY OF FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” and the “Financial Statements and Notes” thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from November 16, 2010 (inception) through December 31, 2011 should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes included in this prospectus.

Balance Sheet Data:	As of December 31, 2011
Current assets	$7,078
Total assets	$7,078
-
Current liabilities	$47,160
Total liabilities	$47,160
Stockholders’ equity	$(40,082)

Statement of Operations:	November 16, 2010 (Inception) through December 31, 2011
Revenues	$2,180
Cost of Goods Sold	1,384
Gross Profit	796
Operating expenses	$176,788
Net loss	(175,992)
Net loss per common share – basic and diluted	$-
Weighted average common shares outstanding - basic	48,182,000
Weighted average common shares outstanding - diluted	74,582,000

We are subject to those financial risks generally associated with development stage enterprises.  Despite currently having sufficient capital on hand, we have sustained losses since inception.  We may require additional financing and independently seek capital to fund our development activities.  However, we may be unable to obtain such financing.  Investing in our common stock involves a high degree of risk. We are subject to risk factors specific to our business strategy and the health and wellness industry.  You should carefully consider all the risks described below, together with other information contained in this prospectus (including our financial statements and related notes), before making a decision to invest in our common stock. Our business could be harmed by any of these risks at any time. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISK FACTORS

Risks Associated With Our Business

WE HAVE A LIMITED OPERATING HISTORY AND HAVE INCURRED OPERATING LOSSES

We were founded in November 2010, and began offering our first product online through a “mini-website” in August 2011.  This mini website was to serve two functions: 1) to sell products from our first vendor service agreement, and 2) to beta test our online logistics and customer service management.  Our main website is currently in the development stage and will be launched contingent upon us attracting new products through vendor relationships.  This limited operating history makes it difficult to evaluate our company’s business prospects.  Since inception on November 16, 2010 we have incurred losses in the amount of $175,992 including 2010, first, second, third, and fourth quarter 2011 losses of $1,615, $42,448, $36,992, $42,233, and  $52,704 respectively.  We expect operating expenses, working capital requirements, costs of product development, sales and marketing, research and development, and general and administrative expenses to increase substantially as we execute our business plan to capacity. If we are unable to sufficiently increase our revenue to offset these increased costs, we will not achieve profitability and our operating losses, net losses and negative cash flows will increase.

WE ARE IN THE EARLY STAGES OF DEVELOPMENT

Given the dynamic nature of e-commerce, our potential growth prospects should be similar to examining a company in the early stages of development.  Business model unpredictability and management of growth expectations are risks that should be examined.  In addition, the following are risk areas that we anticipate will affect our business:

●	maintaining key personnel See, Page 10 “KEY PERSONNEL”;
●	how we respond to competitors;
●	maintenance of our customer base;
●	how we manage our suppliers;
●	customer service excellence;
●	technology development;
●	website improvement; and
●	marketing strategy execution.

Our failure to address these tasks could materially affect our financial condition, operational results, business, and prospects and there can be no assurance that we will be successful in managing such risks.

WE CANNOT PREDICT OUR FUTURE REVENUE

Sales volume is difficult to forecast and is generally dependent upon volume and the Company’s ability to fulfill orders in a timely manner.  Internet sales tend to fluctuate with retail sales and are subject to traditional seasonal fluctuations.  Retail sales tend to be slower in the summer months and are significantly higher in the fourth quarter.  We expect that our business cycles will change according to retail sales cycles.  The Company expects to experience quarterly operational fluctuations due to many external factors outside of our control.  These factors, which may adversely affect our results, include:

●	economic conditions relative to e-commerce;
●	technical difficulties related to volume increases;
●	technology upgrades to online systems;
●	increasing acceptance of e-commerce as a viable shopping vehicle;
●	price wars relative to the Company’s competitors;
●	our ability to manage vendor relationships and inventory;
●	our ability to build and maintain customers;
●	the quantity of product returns; and
●	capital expenditures related to expansion.

WE ARE IN A HIGHLY COMPETITIVE MARKET

The e-commerce industry is highly concentrated with minimal barriers to entry and competitors can launch websites at a relatively low cost.  Our business is particularly subject to rapidly and frequently changing consumer trends and preferences. Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not be able to respond in a timely or commercially appropriate manner to these changes. Our failure to accurately predict these trends could negatively affect our inventory levels, sales and consumer opinion of us as a source for the latest products.  We will be competing against larger companies with central purchasing efficiencies, inventory economies of scale, and in some cases, brick-and-mortar locations.  These competitors include various health improvement, wellness, and sports nutrition stores, as well as vendors of other vitamin products, including VitaminShoppe, VitaCost, and General Nutrition Centers.   Given our small size, we will need to compete on:

●	customer service excellence;
●	selection of our niche products;
●	accessibility;
●	convenience;
●	price;
●	order fulfillment speed; and
●	brand recognition.

Our competitors may have longer operating histories, greater financial resources, greater brand recognition, larger customer bases and significantly deeper marketing budgets, which, in turn, may result in lower margins and a decreased market share for our company.  There is no assurance that we will compete effectively against present and future competitors, and this competition may have a material adverse effect on our financial condition, operational results, business, and prospects.

WE ARE DEPENDENT ON THE GROWTH OF E-COMMERCE.

Our future revenues and growth are dependent upon the continued acceptance of online purchases as the medium of choice for retail purchases.  Consumer acceptance of e-commerce is dependent upon the maintenance of reliable infrastructure to support technology demands that increased internet usage places upon bandwidth.  Government regulation may cause disruptions in service due to delays in the development of new standards to control various levels of internet activity.  Third party internet service providers may also cause service interruptions outside of our control.  Such delays could adversely affect our ability to provide adequate customer service to our website users.  If online usage growth declines or grows slower than expected, if consumer’s ability to access the internet, or if the infrastructure necessary to sustain online commerce is temporarily or permanently lost, our financial condition, operational results, business, and prospects could be materially adversely affected.

WE ARE EXPOSED TO SECURITY RISKS INHERENT WITH E-COMMERCE.

We rely on technology from third parties to provide the security and authentication necessary to effect secure transmission of personal confidential information, such as customer credit card numbers.  Failure to successfully prevent such breaches could significantly harm our business and expose us to litigation. Outside parties who are able to bypass our security measures could misappropriate proprietary information, including customer credit card and personal data.  To the extent that our activities or third-party contractor activity involves the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. While we do comply with the Data Security Standards of the Plastic Card Security Act (PCI DSS), there can be no assurance that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our financial condition, operational results, business, and prospects.

WE ARE DEPENDENT ON KEY PERSONNEL AND MAY REQUIRE ADDITIONAL PERSONNEL IN THE FUTURE.

Our performance is dependent on the continued services and performance of David Cunic, our Chief Executive Officer.  It was David Cunic’s vision and concept for the reason behind forming our company and it is his vision that will drive Pazoo, Inc. until it reaches viability.   He would be virtually impossible to replace until such time as our company does reach viability and stability.  While it would be conducive for the rest of the management team to stay intact, they all could be replaced if necessary.  However, Company performance also depends on David’s ability to attract, retain, and motivate other officers and key employees. The loss of the services of any of executive officers or other key employees could have a material adverse effect on our financial condition, operational results, business, and prospects. The Company does not have long-term employment agreements with any of our key personnel and maintains no "key person" life insurance policies. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel.  The failure to retain and attract the necessary technical, managerial, merchandising, marketing and customer service personnel could have a material adverse effect on our financial condition, operational results, business, and prospects.

WE RELY ON THIRD PARTY SHIPPERS.

We rely on third-party carriers both for the shipment of our products to customers and for the delivery of inventory. Consequently, we are subject to risks of these carriers, including employee strikes and inclement weather. Any disruption in the ability of these carriers to promptly deliver our products to our customers or inventory to us could damage the brand and lead to customer dissatisfaction. This could materially and adversely affect our financial condition, operational results, business, and prospects.

WE ARE DEPENDENT ON DEVELOPING FAVORABLE VENDOR RELATIONSHIPS FOR OUR PRODUCTS PROCUREMENT.

We currently only carry inventory in Emergent Health products and we have a long-term contract with VitaminSpice (See VitaminSpice Supply Agreement), which assures the availability of merchandise, and the continuation of particular payment terms.   However, there can be no assurance that VitaminSpice will comply with the terms of the contract or that we will be able to negotiate with future vendors to sell us products on terms that will ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. If we are unable to develop and maintain relationships with vendors that would allow us to obtain sufficient quantities of merchandise on acceptable commercial terms, our financial condition, operational results, business, and prospects would be materially adversely affected.

WE MUST RESPOND TO CONSUMER DEMANDS.

Our business is subject to changing consumer trends and preferences.  Our failure to accurately predict or react to these trends could negatively affect consumer opinion of us as a source for the latest products, which in turn could harm our customer relationships and cause us to lose market share.  The success of our new product offerings depends upon a number of factors, including our ability to:

●	Anticipate customer needs;
●	Procure or develop new products;
●	Successfully commercialize new products in a timely manner;
●	Price our products competitively;
●	Deliver our products in sufficient volumes and in a timely manner; and
●	Differentiate our product offerings from our competition

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY FROM THIRD PARTY INFRINGEMENT

We have invested resources to promote our brand name and have applied for trademark and copyright protection; however, while we attempt to ensure that such licensees maintain the quality of our brand, there can be no assurance that such licensees will not adversely affect the value of our financial condition, operational results, business, and prospects. There can be no assurance that the steps taken to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights or trademarks. In addition, there can be no assurance that other parties will not assert infringement claims against us.  We may in the future be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from manufacturing, selling or using some aspect of our products. Claims of intellectual property infringement may also require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. Claims that our technology or products infringe on intellectual property rights of others could be costly and would divert the attention of management and key personnel, which in turn could adversely affect our financial condition, operational results, business, and prospects.

COMPLIANCE WITH GOVERNMENTAL REGULATIONS COULD INCREASE OUR COSTS AND AVERSELY AFFECT OUR FINANCIAL RESULTS.

Due to the increasing popularity and use of the Internet and other online services, additional laws and regulations may be adopted (such as PCI DSS) with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have an adverse effect on our financial condition, operational results, business, and prospects. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on our financial condition, operational results, business, and prospects.  In addition, from time to time, Congress, the FDA, the FTC or other federal, state, local or foreign legislative and regulatory authorities may impose additional laws or regulations that apply to our distribution of dietary supplements, repeal laws or regulations that we consider favorable to us or impose more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations or to predict the effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, adverse event reporting or other new requirements. Any such developments could increase our costs significantly and could have a material adverse effect on our business, financial condition and results of operations. For example, legislation has been introduced in Congress to, among other things, impose substantial new regulatory requirements for dietary supplements, including adverse event reporting, post-market surveillance requirements, FDA market reviews of dietary supplement ingredients, safety testing and records inspection. If enacted, new legislation could raise our costs and negatively influence our business. In addition, the FDA may adopt the proposed rules on GMP in manufacturing, packaging, or holding dietary ingredients and dietary supplements, which will apply to the products we distribute. These regulations will require dietary supplements to be prepared, packaged and held in compliance with stricter rules, and will require quality control provisions similar to those in the GMP regulations. We or our third-party manufacturers may not be able to comply with the new rules without incurring additional expenses, which could have a material adverse effect on our financial condition, operational results, business, and prospects.

CHANGES TO SALES AND OTHER TAX LAWS COULD IMPACT OUR BUSINESS

We do not currently collect sales or other similar taxes in respect of shipments of goods into states other than New Jersey; however, one or more states may seek to impose sales tax collection obligations on out-of-state companies such as Pazoo, which engages in online commerce. In addition, any new operation in states outside New Jersey could subject shipments into such states to state sales taxes under current or future laws. A successful assertion by one or more states or any foreign country that the Company should collect sales or other taxes on the sale of merchandise could have a material adverse effect on, our financial condition, operational results, business, and prospects.

WE ARE SUBJECT TO INFRASTRUCTURE CAPACITY CONSTRAINTS

Our revenues depend on the number of visitors who shop on our website and the volume of orders we fulfill.  A key element of our strategy is to generate a high volume of traffic on, and use of, our website. As such, the satisfactory performance, reliability and availability of the website, transaction-processing systems and network infrastructure are critical to our ability to attract and retain customers and maintain adequate customer service levels.  Any system interruptions that result in the unavailability of our website or reduced order fulfillment performance would reduce the volume of goods sold and the attractiveness of our product and service offerings.  Any substantial increase in the volume of traffic on the website or the number of orders placed by customers will require Pazoo to expand and upgrade further our technology, transaction-processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our website or timely expand and upgrade our systems and infrastructure to accommodate such increases.  In addition, although we work to prevent unauthorized access to Company data, it is impossible to completely eliminate this risk. There can be no assurance that we will be able in a timely manner to effectively upgrade and expand our transaction-processing systems or to integrate smoothly any newly developed or purchased modules with our existing systems.  Any inability to do so would have a material adverse effect on our financial condition, operational results, business, and prospects.

WE MAY NOT BE ABLE TO MAINTAIN OUR DOMAIN NAMES.

Maintaining our Internet domain names is critical to our success. Under current domain name registration practices, no other entity may obtain an identical domain name but can obtain a similar or identical name with a different suffix, such as “.net” or “.org,” or with a different country designation, such as “de” for Germany.  We have not registered our domain names with each of the suffixes or jurisdictions available. As a result, third parties may use domain names that are similar to our domain names, which may result in confusion to potential customers and lost sales. Failure to maintain our domain name’s uniqueness could have a material adverse effect on our business, results of operations and financial condition.

WE ARE RELIANT ON FAVORABLE CONSUMER PERCEPTION OF HEALTH AND WELLNESS PRODUCTS

We are highly dependent upon consumer perception of the safety, efficacy and quality of our products, as well as similar products distributed by other companies. Consumer perception of products can be significantly influenced by scientific research or findings, national media attention and other publicity about product use.  A product may be received favorably, resulting in high sales associated with that product that may not be sustainable as consumer preferences change. In addition, recent studies have challenged the safety or benefit of certain nutritional supplements and dietary ingredients. Future scientific research or publicity could be unfavorable to our industry or any of our particular products and may not be consistent with earlier favorable research or publicity. A future research report or publicity that is perceived by our consumers as less favorable or that questions earlier favorable research or publicity could have a material adverse effect on our ability to generate revenues. Adverse publicity in the form of published scientific research, statements by regulatory authorities or otherwise, whether or not accurate, that associates consumption of our products or any other similar products with illness or other adverse effects, that questions the benefits of our or similar products, or that claims that such products are ineffective could have a material adverse effect on our financial condition, operational results, business, and prospects.

WE MAY FACE LOSSES TO OUR SYSTEMS AND INVENTORY DUE TO LOCATION CONCENTRATION

Our ability to successfully receive and fulfill orders and provide high-quality customer service depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Substantially all of our computer and communications hardware is located at a single facility in Cedar Knolls, NJ.   Computer viruses, worms and similar programs may cause our computer systems to incur interruptions, delays, loss of data or the inability to accept and fulfill customer orders.  We do not presently have redundant systems or a business continuity plan and do not carry sufficient business interruption insurance to compensate us for losses that may occur.   The occurrence of any of the foregoing risks could have a material adverse effect on our financial condition, operational results, business, and prospects.  Additionally, our inventory is stored at our headquarters facility in Cedar Knolls, New Jersey and any significant disruption in our warehousing location for any reason, such as a fire, flood, hurricanes, earthquakes or similar events, could adversely affect our product distributions and sales until we are able to secure an alternative distribution method. In addition, we may experience loss due to the expiration of inventory with certain life cycles and/or theft of our products while they are being held in inventory. We have implemented security measures to prevent such theft and maintain insurance to cover such losses. However, if our security measures fail and our losses exceed our insurance coverage or result in service disruptions, our losses and the resulting harm to consumer satisfaction could have a material adverse effect on our business, results of operations and financial condition.

WE MAY NOT MANAGE OUR GROWTH EFECTIVELY

Our future growth and expansion, which includes negotiating vendor relationships for our private label products, expanding product offerings and increasing our customer base, requires significant management time and operational and financial resources. There is no assurance that we have the operational and financial resources to manage our growth. In addition, rapid growth in our personnel and operations may place a significant strain on our management, administrative, operational and financial infrastructure. Failure to adequately manage our growth could have a material adverse effect on the quoted price of our common stock and our financial condition, operational results, business, and prospects.

WE MAY INCUR PRODUCT LIABILITY CLAIMS THAT COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS, BUSINESS AND PROSPECTS.

As a retailer of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in illness or injury or if our products include inadequate instructions or warnings. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as foods or dietary supplements and generally are not subject to pre-market regulatory approval or clearance in the U.S. by the FDA or other governmental authorities. Our products could contain contaminated substances, and some of our products contain ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur. In addition, as a distributor of products manufactured by third parties, we may also be liable for various product liability claims for products we do not manufacture. We require all suppliers to carry products liability insurance.  However, any product liability claim against us could result in increased costs and could adversely affect our reputation with our customers, which in turn could adversely affect our financial condition, operational results, business, and prospects.

WE FACE SIGNIFICANT LIABILITY WITH OUR WEBSITE CONTENT

Because we post product information and other content on our website, we face potential liability for copyright infringement, patent infringement, trademark infringement, defamation, unauthorized practice of medicine, false or misleading advertising and other claims based on the nature and content of the materials we post. Although we maintain general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance, or is in excess of insurance coverage, could materially adversely affect our financial condition, operational results, business, and prospects.

Risks Associated with Our Common Stock

INVESTORS MAY LOSE THEIR ENTIRE INVESTMENT IF WE FAIL TO IMPLEMENT OUR BUSINESS PLAN

As a development-stage company, we expect to face substantial risks, uncertainties, expenses and difficulties.  We were formed on November 16, 2010. We have limited demonstrable operations records, on which you can evaluate our business and prospects. We have just recently commenced planned operations and as of the date of this prospectus, we have generated $2,180 in product revenues. We cannot guarantee that we will be successful in accomplishing our business plan objectives. In addition, our lack of operating capital could negatively impact the value of our common shares and could result in the loss of your entire investment.

OUR ARTICLES OF INCORPORATION PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS AT OUR EXPENSE AND LIMIT THEIR LIABILITY THAT MAY BE EXPENDED FOR THE BENEFIT OF OFFICERS AND/OR DIRECTORS

Our Articles of Incorporation, specifically Article VIII, provide for indemnification as follows: No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer: (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or (ii) the unlawful payment of dividends. Any repeal or modification of any Article, within our Articles of Incorporation, by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with our activities, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

ALL OF OUR PRESENTLY ISSUED AND OUTSTANDING COMMON SHARES ARE RESTRICTED UNDER RULE 144 OF THE SECURITIES ACT, AS AMENDED.  WHEN THE RESTRICTION ON ANY OR ALL OF THESE SHARES IS LIFTED, AND THE SHARES ARE SOLD IN THE OPEN MARKET, THE PRICE OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED.

All of the presently outstanding shares of common stock (48,182,000 shares) are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Rule 144 provides in essence that a person who is not an affiliate and has held restricted securities for a prescribed period of at least six (6) months if purchased from a reporting issuer or twelve (12) months if purchased from a non-reporting Company, may, under certain conditions, sell all or any of his shares without volume limitation, in brokerage transactions. Affiliates, however, may not sell shares in excess of 1% of the Company’s outstanding common stock each three months. As a result of revisions to Rule 144 which became effective on February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for the aforementioned prescribed period of time. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

BECAUSE WE ARE NOT SUBJECT TO COMPLIANCE WITH RULES REQUIRING THE ADOPTION OF CERTAIN CORPORATE GOVERNANCE MEASURES, OUR STOCKHOLDERS HAVE LIMITED PROTECTION AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because we have no independent directors, we do not currently have independent audit or compensation committees. As a result, these directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, at this time we do not have officers and directors liability insurance and we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

WE DO NOT EXPECT TO PAY CASH DIVIDENDS IN THE NEAR FUTURE.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the near future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

ANY QUOTED MARKET THAT MAY DEVELOP MAY BE RESTRICTED BY VIRTUE OF STATE SECURITIES “BLUE SKY” LAWS THAT PROHIBIT TRADING ABSENT COMPLIANCE WITH INDIVIDUAL STATE LAWS.  THESE RESTRICTIONS MAY MAKE IT DIFFICULT OR IMPOSSIBLE TO SELL SHARES IN THOSE STATES.

There is currently no established public market for our common stock, and there can be no assurance that any established public market would develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities regulations or laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be quoted in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend to and may not be able to qualify securities for resale in at least 17 states which do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.   See also “Plan of Distribution-State Securities-Blue Sky Laws.”

WE ARE SUBJECT TO RISKS INHERENT WITH MICRO CAPITALIZTION COMPANIES.

We believe that certain micro capitalization companies have significant potential for growth, although such companies generally have limited product lines, markets, market shares and financial resources. The securities of such companies, if quoted in the public market, may trade less frequently and in more limited volume than those of more established companies. Additionally, in recent years, the stock market has experienced a high degree of price and volume volatility for the securities of micro capitalization companies.  In particular, micro capitalization companies that trade in the over-the-counter markets have experienced wide price fluctuations not necessarily related to the operating performance of such companies.

THE ADDITIONAL ISSUANCE OF PREFERRED STOCK MAY ADVERSELY AFFECT THE VOTING RIGHTS OF THE COMMON STOCKHOLDERS.

Our Board of Directors has authorized up to 10,000,000 shares of Series A Preferred Stock and we have issued 3,600,000 Series A Preferred Stock at $0.05 per share to Integrated Capital Partners Incorporated (ICPI) as of the date of this filing.  As of January 2011, through an investment agreement titled ICPI Investment Agreement (See Investment Agreement - Exhibit 99.1) ICPI has committed to the following: (i) $50,000 within ten (10) days of the date of the Investment Agreement, but in no event later than January 15, 2011; (ii) $50,000 within thirty (30) days of the first installment, but in no event later than February 15, 2011; (iii) $50,000 upon IUCSS filing a Form S-1 Registration Statement with the Securities and Exchange Commission; (iv) $100,000 upon the Form S-1 Registration Statement becoming effective; and (v) at the sole option and discretion of ICPI, Investor may within ten (10) days of the Form S-1 Registration Statement becoming effective, purchase up to $250,000 of additional Series A Convertible Preferred Stock.  Our Board of Directors has authorized up to 2,500,000 shares of Series B Preferred Stock, however, none of these shares have been issued and we currently have no plans to issue these shares.  Our Board of Directors has authorized up to 7,500,000 shares of Series C Preferred Stock, however, none of these shares have been issued and we currently have no plans to issue these shares. The issuance of additional Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Further, certain provisions of the Company's Articles of Incorporation and Bylaws and Nevada and/or New Jersey law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Securities: Preferred Stock."

THERE IS HIGH CONCENTRATION OF CAPITAL STOCK INSIDE OWNERSHIP AND CERTAIN ACTIONS DO NOT NEED SHAREHOLDER APPROVAL.

We are not making an initial public offering of our common stock.  However, the outstanding common stock is beneficially owned on a fully diluted basis approximately 20.1% by David Cunic, 20.1% by Steve Basloe, 16.8% by Gregory Jung, our Chief Executive Officer, President, and Chief Financial Officer, respectively.   The above persons compose our Board of Directors and will hold an aggregate of approximately 57% of the outstanding voting power of the Company.  As a result these shareholders will be able to:

(i)  elect, or defeat the election of, the Company's directors;

(ii)  amend or prevent amendment of the Company's Articles of Incorporation or Bylaws; or

(iii)  effect or prevent a merger, sale of assets or other corporate transaction.

The Company's public stockholders, for so long as they hold less than 50% of the outstanding voting power of the Company, will not be able to control the outcome of such transactions.  The extent of ownership by the aforementioned shareholders may have the effect of preventing a change in control of the Company or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could have an adverse effect on the market price of the Common Stock.   Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued common shares. Such issuances may be issued to parties or entities committed to supporting existing management and the interests of existing management which may not be the same as the interests of other shareholders. Our ability to issue shares without shareholder approval serves to enhance existing management’s ability to maintain control of our Company.  See "Management," "Certain Transactions" and "Principal Stockholders."

THERE IS NO CURRENT MARKET FOR OUR SECURITIES AND THERE CAN BE NO ASSURANCE THAT ANY PUBLIC MARKET WILL DEVELOP. IF, AND WHEN, OUR COMMON STOCK IS QUOTED FOR TRADING, IT IS LIKELY TO BE SUBJECT TO SIGNIFICANT PRICE FLUCTUATIONS.

Prior to the date of this registration, there has not been any established trading market for our common stock, and there is currently no established public market for our securities.  We plan to contact a market maker immediately following the effectiveness of this registration statement and apply to have the shares quoted on the OTCBB. To be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Market makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time.  If the application is accepted, there can be no assurances as to:

●	whether any market for our shares will develop;

●	the prices at which our common stock will trade; or

●
the extent to which investor interest in Pazoo will lead to the development of an active, liquid, trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors

If our shares of common stock become available to be quoted on the OTCBB, we will attempt through a broker-dealer and its clearing firm, to become eligible with the Depository Trust Company ("DTC") to permit our shares to trade electronically. If an issuer is not “DTC-eligible”, then its shares cannot be electronically transferred between brokerage accounts, which, based on the dynamics of the marketplace today (specifically, the OTCBB), means that shares of a company will not be quoted.  DTC-eligibility is a necessity to process trades on the OTCBB if a company’s stock will be trading high volume. There are no assurances that our shares will become DTC-eligible or, if they do, how long the process may take.  We have identified Platinum Stock Transfer to be our transfer agent in the event our registration statement becomes effective.  See Exhibit 99.4 “Platinum Stock Transfer Agent”

In addition, our common stock will unlikely be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of Pazoo and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because of the anticipated low price of the securities being registered, many brokerage firms may not be willing to effect transactions in these securities. Purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions. See “Plan of Distribution”.

WE ARE SUBJECT TO PENNY STOCK REGULATIONS

The trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $4.00 per share or with an exercise price of less than $4.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered penny stocks for the immediately near future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that each person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

●	when the basis on which the broker or dealer made the suitability determination, and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure must be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become quoted on the OTCBB. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the near future and our shareholders will, in all likelihood, find it difficult to sell their securities.

YOU MAY HAVE LIMITED ACCESS TO INFORMATION REGARDING OUR BUSINESS BECAUSE OUR OBLIGATIONS TO FILE PERIODIC REPORTS COULD BE AUTOMATICALLY SUSPENDED UNDER CERTAIN CIRCUMSTANCES.

As of the effective date of our registration statement of which this prospectus is a part, we will become subject to certain informational requirements of the Exchange Act, as amended, and we will be required to file periodic reports (i.e., annual, quarterly and special reports) with the SEC which will be immediately available to the public for inspection and copying. Except during the year that our registration statement becomes effective, these reporting obligations may (at our sole discretion) be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 shareholders and do not file a registration statement on Form 8A. If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we may be required to deliver periodic reports to security holders. However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act until we have both 500 or more security holders and greater than $10 million in assets. This means that your access to information regarding our business will be limited.

THE MARKET FOR PENNY STOCKS HAS EXPERIENCED NUMEROUS FRAUDS AND ABUSES THAT COULD ADVERSELY AFFECT INVESTORS OF OUR STOCK

We believe that the market for penny stocks has suffered from patterns of fraud and abuse, including:

●	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by salespersons;

●	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

●
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

WE MAY NEED ADDITIONAL CAPITAL

While we feel we have sufficient capital commitments, through the ICPI Investment Agreement,  to sustain operations for the next 18 months, the development of our services will require the commitment of substantial resources to implement our business plan which we may not have anticipated. Currently, we have no established bank-financing arrangements. Therefore, if ICPI does not fulfill its obligations under the Investment Agreement, it is likely that we may need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners.  Our expenses are at a minimum and therefore most of the capitals raised will be invested in marketing.  We cannot give any assurance that additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities will result in dilution to our stockholders. If adequate additional financing is not available on acceptable terms, we may not be able to implement our business development plan or continue our business operations.

WE ARE SUBJECT TO RISKS ASSOCIATED TO THE TYPES OF PAYMENT THAT WE ACCEPT

We accept payment by credit card, debit card, and PayPal. If we offer new payment options to our customers, we may be subject to additional regulations, compliance requirements and fraud. For credit and debit card payments, we pay interchange and other fees, which may increase over time and raise our operating costs and lower our profit margins. We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers. In addition, we have and may continue to suffer losses because of orders placed with fraudulent credit and debit card data. Under current practices, a merchant is liable for fraudulent credit card transactions when the merchant does not obtain a cardholder’s signature. A failure to adequately control fraudulent credit card transactions would result in significantly higher credit card-related costs and could have a material adverse effect on our financial condition, operational results, business, and prospects.

For all of the foregoing reasons and others set forth herein, an investment in our securities in any market that may develop in the future involves a high degree of risk.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Information in this Prospectus contains “forward looking statements” which can be identified by the use of forward-looking words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “seek” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The matters herein constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from the future results anticipated by those forward-looking statements.

The following uncertainties and factors, among others (including those set forth under "Risk Factors"), could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements:

●	our ability to protect our brand;
●	pricing of our products;
●	our ability to improve the functionality of our website;
●	the development of our private label product offerings;
●	our ability to attract and retain quality management personnel;
●	compliance with government regulations;
●	our ability to enter into and maintain key supply and outsourcing relationships;
●	our ability to effectively manage and defend litigation matters pending, or asserted in the future, against us, including product liability claims;
●	unfavorable publicity or consumer acceptance of our products; and
●	our reaction to significant competition in our industry.

We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as required by applicable law, including the securities laws of the U.S. and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise. Consequently, forward-looking statements should be regarded solely as our current plans, estimates and beliefs. Potential investors should not place undue reliance on our forward-looking statements. Prior to any investment in our common stock, you should be aware that the occurrence of any of the events described in the “Risk Factors” section and elsewhere in this prospectus could have a material adverse effect on our business, results of operations, financial condition, cash flows, customer relationships and Pazoo-brand value. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities being registered pursuant to this registration statement on behalf of the Selling Security Holders.

DETERMINATION OF OFFERING PRICE

All shares being registered may be sold by existing shareholders without our involvement.  Until such time as there is a public market for the sale of our shares, the selling shareholder will offer the shares for sale at $0.005 per share.  Thereafter, the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price of $0.005 has been determined based upon the sales price of the Series A Preferred Stock as if such shares were converted into our common stock.

DILUTION

The common stock being registered by the Selling Shareholders is 0.4% of the currently issued and outstanding common stock of the Company. In addition, 36,000,000 shares not being registered hereunder are being reserved for the possible future conversion of the Series A Preferred Stock previously sold. Also, as of the date of this filing , there were 3,600,000 warrants outstanding, each exercisable for 1 common share at $.05 per share.  Accordingly, dilution will occur to our existing shareholders if the holder of the Series A Preferred Stock elects to convert its shares into common stock and/or exercises its Warrants. While our officers and directors are only registering a small fraction of the “founders’ shares” they currently hold, we are still required to disclose the following: (i) the net tangible book value per common share at the time the officers and directors were granted their shares was $0.00 and immediately after that grant the tangible book value per share was $0.00; (ii) ICPI purchased a total of 3,600,000 Series A Preferred Shares which are convertible at a ratio of 10:1.  If ICPI were to convert its Series A Preferred Shares it would represent 36,000,000 common shares valued at an acquisition cost of $0.005 per share (which is equal to the initial offering price by the Selling Shareholders).  There was no increase in the net tangible book value per common share as a result of the investment by ICPI; and (iii) inasmuch as the initial public offering price by the Selling Shareholders equals the price per share paid by ICPI, and only a small fraction of the officers’ and directors’ shares are being registered herein, there is no appreciable immediate dilution which will be absorbed by persons acquiring the shares offered herein.

SELLING SECURITY HOLDERS

The Company is not making an initial public offering of its common stock.  Only 212,000 of those shares previously issued are being registered pursuant to this Form S-1.  Only the Selling Security Holders listed below may re-sell their shares into the public market as soon as practical after the effective date of this registration statement.  We are registering, for offer and sale, 212,000 shares of common stock held by our current shareholders, which consist of the Selling Security Holders listed below.

The following table sets forth information as of the date of the filing of this registration statement, with respect to the beneficial ownership of our common stock. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of their shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this registration statement. Given that the company is not conducting an offering of any shares, there is no termination date.

NOTE: As of the date of this prospectus, our officers and directors, David Cunic, Chief Executive Officer, Steve Basloe, President, Gregory Jung Chief Financial Officer, and Ben Hoehn, Chief Operating Officer own 15,000,000, 15,000,000, 12,500,000, and 2,500,000 common shares, respectively, which are currently subject to Rule 144 restrictions.  There are currently a total of 53 shareholders of our common stock.  However, four of those shareholders are the children of Steve Basloe who received, in the aggregate 1,000,000 of Mr. Basloe’s 15,000,000.  Therefore, there are 49 beneficial owners of the Company’s common stock.

We base the percentages determined in these calculations upon the 48,182,000 of our common shares issued and outstanding as of the date of this prospectus. The following table shows the number of shares and percentage as of the date of this offering:

Name and Address of Beneficial Owners of Common Stock	Ownership Before Offering	% Owned Before Offering (1)	Total Shares Offered for Sale	Total Shares After Offering	% Owned After Offering
David Cunic	15,000,000	31.1%	15,000	14,985,000	31.1%
13 Old Mill Drive
Denville NJ 07834
Steve Basloe(2)	15,000,000	31.1%	15,000	14,985,000	31.1%
560 Sylvan Avenue
Englewood NJ 07632
Gregory Jung	12,500,000	25.9%	15,000	12,485,000	25.9%
17625 North 14th Street
Phoenix AZ 85022
Ben Hoehn	2,500,000	5.2%	15,000	2,485,000	5.2%
496 Mayhow Court
South Orange NJ 07079

Gina Morreale	2,500,000	5.2%	10,000	2,490,000	5.2%
361 Mohegan Circle
Lafayette NJ 07848
Ken Bae	250,000	*	25,000	225,000	*
122 Vincent Road
Hicksville NY 11801
Howard Klein	250,000	*	25,000	225,000	*
250 Piermont Road
Cresskill NJ 07626
Peter Risano	100,000	*	10,000	90,000	*
45 Eastern Promenade, Unit 4A
Portland ME 04101
Greg Dupont	2,000	*	2,000	0	*
307 North 18 Avenue
Bozeman MT 59715
Cheryl Moreland	2,000	*	2,000	0	*
61 Philip Street
Medfield MA 02052
Jack Cunic	2,000	*	2,000	0	*
13 Old Mill Drive
Denville NJ 07834
Brian Yadisernia	2,000	*	2,000	0	*
185 Peck Street
Franklin MA 02038
Morris Bibliowicz	2,000	*	2,000	0	*
1449 Croaker Court
San Francisco CA 94130
Ryan Vass	2,000	*	2,000	0	*
208 West Washington Ave
Pearl River NY 10965
Zelig Prudowsky	2,000	*	2,000	0	*
24 Culebra Terrace
San Francisco CA 94109
Charles Schwarz	2,000	*	2,000	0	*
3 Sycamore Terrace
Cedar Knolls NJ 07927
Lynda Deehan	2,000	*	2,000	0	*
12 Birch Hill Drive
Whippany NJ

Ana Navarro	2,000	*	2,000	0	*
5 Appio Dr.
Randolph NJ 07869
Michael Fitzpatrick	2,000	*	2,000	0	*
160 Littleton Road, Suite 200
Parsippany NJ 07054
Brian Quinn	2,000	*	2,000	0	*
25 Cooper Lane
Chester NJ 07930
James Rossiter	2,000	*	2,000	0	*
205 Harrison Avenue
Westfield NJ 07090
Mary Meola	2,000	*	2,000	0	*
68 Thurmont Road
Denville NJ 07834
Kimberely Bustamante	2,000	*	2,000	0	*
H10 Farmhouse Lane
Morristown NJ 07960
Shelley Seelig	2,000	*	2,000	0	*
13266 Solana Beach Cove
Delray Beach FL 33446
Julia Deehan	2,000	*	2,000	0	*
12 Birch Hill Drive
Whippany NJ 07981
Christopher Deehan	2,000	*	2,000	0	*
12 Birch Hill Drive
Whippany NJ 07981
Christine O’Sullivan	2,000	*	2,000	0	*
36 Lake Drive
Randolph NJ 07869
Allison Hoehn	2,000	*	2,000	0	*
6490 Winter Hazel Drive
Liberty Township OH 45044
Daniel O’Sullivan	2,000	*	2,000	0	*
36 Lake Drive
Randolph NJ 07869
Marko Maniaces	2,000	*	2,000	0	*
94A Everdale Rd
Randolph NJ 07869

Richard Seelig	2,000	*	2,000	0	*
13266 Solana Beach Cove
Delray Beach FL 33446
Anthony Carlucci, Jr	2,000	*	2,000	0	*
9 Sparrow Road
Randolph NJ 07868
Andrew Deehan	2,000	*	2,000	0	*
12 Birch Hill Drive
Whippany NJ 07981
William Martz	2,000	*	2,000	0	*
10 Pleasant Hill Road
Randolph NJ 07869
Todd Simonds	2,000	*	2,000	0	*
112 Springbrook Road
Morristown NJ 07960
Anthony Maniaces	2,000	*	2,000	0	*
94A Everdale Road
Randolph NJ 07869
Jennifer Hoehn	2,000	*	2,000	0	*
496 Mayhow Court
South Orange NJ 07079
Dante Maniaces	2,000	*	2,000	0	*
94A Everdale Road
Randolph NJ 07869
Joe Morreale	2,000	*	2,000	0	*
228 Demarest Road
Sparta NJ 07871
Joseph Colantoni	2,000	*	2,000	0	*
6 Hunting Meadow Court
Rockaway NJ 07866
Robert Deehan	2,000	*	2,000	0	*
12 Birch Hill Drive
Whippany NJ 07981
Mark O’Sullivan	2,000	*	2,000	0	*
36 Lake Drive
Randolph NJ 07869
Frederick Dower	2,000	*	2,000	0	*
106 Sonoma Valley Drive
Cary NC 27518

Michael Friedman	2,000	*	2,000	0	*
211 Morris Turnpike
Randolph NJ 07869
Anne Hoehn	2,000	*	2,000	0	*
6490 Winter Hazel Drive
Liberty Township
John Alexander	2,000	*	2,000	0	*
8184 Grey Fox Drive
West Chester OH 45069
Ralph Hoehn	2,000	*	2,000	0	*
914 East 3rd Street
Delpos OH 45833
David Hoehn	2,000	*	2,000	0	*
6490 Winter Hazel Drive
Liberty Township OH 45044
Dennis White	2,000	*	2,000	0	*
23 Saddle Road
Far Hills NJ 07931
	48,182,000	100.0%	212,000	47,970,000	99.6%

(1)	Based on 48,182,000 common shares outstanding prior to the registration statement * - less than 1% of the shares outstanding as of December 31, 2011

(2)
Mr. Basloe received 15,000,000 shares of restricted founders stock, however, Mr. Basloe directed that certain of his founder’s shares be titled in the names of his four children. Jeremy Basloe, Adam Basloe, Daniel Basloe, and Rebecca Basloe each received 250,000 shares of restricted founders stock.

There are no agreements between the company and any selling shareholder pursuant to which the shares subject to this registration statement were issued.  As a group, the 49 Selling Security Holders are hereby registering 212,000 common shares.  The Selling Security Holders may sell their shares covered by this registration statement at the initial offering price of $.005 per share.  Thereafter, shares shall be sold at prevailing market prices or privately negotiated prices after the shares are quoted on the OTCBB.

The shares owned by all of our shareholders, which includes the Selling Security Holders and our officers, director and founders, were acquired in three issuances.  On inception of November 16, 2010, we issued 45,000,000 shares of our common stock, $0.001 par value to our officers, director and founders at no cost basis (Mr. Basloe directed that 1,000,000 of his founder’s shares be titled in the names of his four (4) children in increments of 250,000 shares each.)  Also on inception we issued 600,000 shares of restricted stock to three consultants for services to be performed in 2011.  From July 2011 through September 2011, we issued a total of 82,000 common shares for evaluation of our website functionality and beta testing logistics.  Each shareholder participated in a questionnaire designed to give us feedback on our website functionality and offered input on their individual shopping experience.  In September 2011 we issued 2,500,000 shares of common stock to Ben Hoehn our new Chief Operating Officer who also assumed the duties of Secretary and Treasurer, replacing Gina Morreale.  Mr. Hoehn received shares valued at $12,500 as stock based compensation.  In the event the Selling Security Holders receive payment for the sale of their shares, we will not receive any of the proceeds from such sales. We are bearing all expenses in connection with the registration of the shares of the Selling Security Holders.

To our knowledge, other than David Cunic, Steven Basloe, Ben Hoehn, Gregory Jung and Gina Morreale, none of the selling shareholders, except as set forth herein, have either: (1) had a material relationship with us other than as a shareholder at any time within the past three years; or (2) ever been one of our officers or directors.

PLAN OF DISTRIBUTION

We are registering 212,000 shares of common stock and until such time as our stock is quoted on the OTCBB, the initial offering price shall be $0.005.  Thereafter, the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  However, our common stock may never be quoted on the OTCBB.  We will not receive any proceeds from the sale of the shares by the Selling Security Holders. The percentage of the total outstanding common stock being registered to be offered by the Selling Security Holders is 0.4% based upon the 48,182,000 common shares that are issued and outstanding as of the date of this prospectus.  There is no arrangement to address the possible effect of the offerings on the price of the stock.

If and when the common stock is quoted on the OTCBB, the Selling Security Holders’ shares registered hereunder may be sold to purchasers from time to time directly by, and subject to the discretion of, the Selling Security Holders. Further, the Selling Security Holders may occasionally offer their shares for sale through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the shares for whom they may act as agents.  The shares sold by the Selling Security Holders may be sold occasionally in one or more transactions, either at an offering price that is fixed or that may vary from transaction to transaction depending upon the time of sale, or at prices otherwise negotiated at the time of sale. Such prices will be determined by the Selling Security Holders or by agreement between the Selling Security Holders and any underwriters.

In the event that the Selling Security Holders enter into an agreement, after the effective date of this Registration Statement, to sell their shares through a broker-dealer that acts as an underwriter, we will file a post-effective amendment to this Registration Statement and file the agreement as an exhibit to the amended Registration Statement. The amendment will identify the underwriter, provide the required information on the plan of distribution and revise the appropriate disclosures in the Registration Statement.

Any underwriter, dealer, or agent who participates in the distribution of the securities registered in this Registration Statement may be deemed to be an "underwriter" under the Securities Act. Further, any discounts, commissions, or concessions received by any such underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. In the event an “underwriter” will assist in the sale of the shares, we will disclose:

1.	the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriters for the shares purchased from the Selling Security Holders, and

2.	any discounts, commissions, and other items constituting compensation from the Selling Security Holders, and

3.	any discounts, commissions, or concessions allowed, realized or paid to dealers, and

4.	the proposed selling price to the public

Pursuant to Regulation M of the General Rules and Regulations of the Securities and Exchange Commission, no person engaged in a distribution of securities on behalf of a Selling Security Holder may simultaneously bid for, purchase or attempt to induce any person to bid for or purchase securities of the same class during the period of time starting five business days prior to the commencement of such distribution and continuing until the Selling Security Holder, or other person engaged in the distribution, is no longer a participant in the distribution.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in such states only through registered or licensed brokers or dealers in those states. In addition, in certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which Pazoo, Inc. has complied.

In addition and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

We will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states) other than commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.

Any purchasers of our securities should be aware that any market that develops in our stock would be subject to the penny stock restrictions.

The quotation of our securities, if any, will initially be in the over-the-counter markets, which are commonly referred to as the OTCBB as maintained by FINRA (once and when quoting thereon has occurred). As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

OTCBB Considerations

OTCBB securities are not listed or quoted on the floor of an organized national or regional stock exchange. Instead, OTCBB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCBB stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We are not permitted to file such application on our own behalf. We do not have an agreement with a market maker to file an application with FINRA on our behalf to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part. We intend to contact market makers in the future to file an application with FINRA on our behalf. There can be no assurance that a market maker will agree to file an application or that if one agrees to file an application that its application will be accepted by FINRA. If a market maker agrees to file an application with FINRA, we cannot estimate the time period that the application will require to be approved by FINRA.

The OTCBB is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTCBB. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCBB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTCBB has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company assuming all FINRA questions relating to its Rule 211 process are answered accurately and satisfactorily. The only requirement for ongoing inclusion in the OTCBB is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate that quotation on the OTCBB will increase liquidity for our stock, investors may have difficulty in getting orders filled because trading activity on the OTCBB in general is not conducted as efficiently and effectively as with NASDAQ-listed securities. As a result, investors’ orders may be filled at a price much different than expected when an order is placed.

Investors must contact a broker-dealer to trade OTCBB securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

OTCBB transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the OTCBB, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because analysts do not usually follow OTCBB stocks, there may be lower trading volume than for NASDAQ-listed securities.

Section 15(g) of the Exchange Act

Section 15(g) of the Exchange Act will cover our shares and Rules 15g-1 through 15g-6 promulgated thereunder. Securities regulations impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules (but is not applicable to us).

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Rule 3a51-1 of the Exchange Act establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $4.00 per share or with an exercise price of less than $4.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately near future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

●	The basis on which the broker or dealer made the suitability determination, and
●	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, which is likely, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it difficult to dispose of our securities.

State Securities – Blue Sky Laws

There is no established public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities regulations or laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws.  Absent compliance with such individual state laws, our common stock may not be quoted in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

DIVIDEND POLICY

We have never paid cash or any other form of dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

DESCRIPTION OF SECURITIES

We were incorporated under the laws of the State of Nevada on November 16, 2010.  We are authorized to issue 980,000,000 shares of common stock, $0.001 par value per share and  to issue 20,000,000 shares of preferred stock (10,000,000 Series A Convertible Preferred Stock, 2,500,000 Series B Non-Convertible Preferred Stock, and 7,500,000 Series C Non-Convertible Preferred Stock) as fixed by our board of directors.  As of the date of this prospectus, we have issued 3,600,000 shares of Series A Preferred Stock to ICPI, however,  there are no Series B or Series C Preferred Stock issued and outstanding to date.

Common Stock

When filed on November 16, 2010, our Articles of Incorporation authorized the issuance of 75,000,000 shares of common stock with $0.001 par value per share.  By Amendment to our Articles of Incorporation, we increased the authorized shares from 75,000,000 to 980,000,000 par value $0.001 per share.  As of the date of this registration statement there are 48,182,000 common shares of our common stock issued and outstanding beneficially held by 49 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders.  The holders of our common stock:

●	have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors;

●
in the event of a liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock;

●	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

●	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Preferred Stock

The Board of Directors will have the authority, without further action by the stockholders, to issue up to 20,000,000 shares of Preferred Stock in one or more series with designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock.  We currently have authorized 10,000,000 Series A Convertible Preferred Stock, 2,500,000 Series B Non-Convertible Preferred Stock, and 7,500,000 Series C Non-Convertible Preferred Stock which could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. See Exhibit 99.1.  Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock.  We have issued 3,600,000  Series A Preferred Stock at $0.05 per share to Integrated

Capital Partners Incorporated (ICPI), as of the date of this filing.  Through an Investment Agreement (See Investment Agreement - Exhibit 99.1), ICPI has committed to the following: (i) $50,000 within ten (10) days of the date of the Investment Agreement, but in no event later than January 15, 2011; (ii) $50,000 within thirty (30) days of the first installment, but in no event later than February 15, 2011; (iii) $50,000 upon IUCSS filing a Form S-1 Registration Statement with the Securities and Exchange Commission; (iv) $100,000 upon the Form S-1 Registration Statement becoming effective; and (v) at the sole option and discretion of ICPI, Investor may within ten (10) days of the Form S-1 Registration Statement becoming effective, purchase up to $250,000 of additional Series A Convertible Preferred Stock.  ICPI has completed the commitments set forth in (i) and (ii) above. See “Exhibits”.   Our Board of Directors has authorized up to 2,500,000 shares of Series B Preferred Stock, however, no Series B Preferred Stock has been issued and we currently have no present plans to issue these shares.  Our Board of Directors has authorized up to 7,500,000 shares of Series C Preferred Stock, however, no Series C Preferred Stock has been issued and we currently have no present plans to issue these shares.

Preferred Stock	Series A	Series B	Series C
Convertible	10 to 1	No	No
Dividend	5% in common stock	No	2% to 12% in common stock
Voting	No	200 to 1	No
Total Shares	10,000,000	2,500,000	7,500,000

Voting Rights

Holders of common stock have the right to cast one vote for each share of stock in his or her own name on the books of the corporation, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including the election of directors.  There is no right to cumulative voting in the election of directors.  Except where a greater requirement is provided by statute or by the Articles of Incorporation, or by the Bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of a majority of the outstanding shares of our common voting stock shall constitute a quorum for the transaction of business. The vote by the holders of a majority of such outstanding shares is also required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Company's Articles of Incorporation.

Dividend Policy

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.  we would not be able to pay our debts as they become due in the usual course of business, or;
2.  our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Pre-emptive Rights

Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

Common Stock Warrants

Simultaneous with the purchase of Series A Preferred Stock, we issued 3,600,000 warrants to ICPI and each warrant entitles its owner to purchase common share for each Series A Preferred Stock at an exercise price of $0.05 per common share thereunder, subject to the terms of the warrant agreement between the warrant agent and us. The warrants are exercisable three years from the date of issue.  (See Exhibit B of the Investment Agreement).

No warrants have been exercised as of the date of this registration statement.

The holders of the warrants are not entitled to vote, to receive dividends or to exercise any of the rights of common shareholders for any purpose until such warrants have been duly exercised. No shares of common stock acquired as the result of the exercise of any Series A warrant are included within the shares to be registered under this registration statement.  All such shares will be restricted securities and may only be sold pursuant to further registration or exemption therefrom.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have 3,600,000 shares of Series A Convertible Preferred Stock (Series A Preferred Stock) par value 0.001 per share issued and outstanding as of the date of this filing.  Each share Series A Preferred Stock may be converted, at the election of the holder, into 10 shares of the Company’s Common Stock.  See also “Description of Securities: Preferred Stock”.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our articles of incorporation and bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

MARKET FOR SECURITIES

No Public Market for Common Stock.

There is no established public market for our common stock, and a public market may never develop. We will seek to identify a market maker to file an application with FINRA so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement. There can be no assurance as to whether we will identify a market marker that will be willing to file an application and, if we identify one and it agrees to file an application, whether such market maker’s application will be accepted by FINRA. We cannot estimate the time period that will be required for the application process. Even if our common stock were quoted in a market, there may never be substantial activity in such market. If there is substantial activity, such activity may not be maintained, and no prediction can be made as to what prices may prevail in such market.

In general, under Rule 144, a holder of restricted common shares who is an affiliate at the time of the sale or any time during the three months preceding the sale can resell shares, subject to the restrictions described below.

If we have been a public reporting company under the Exchange Act for at least 90 days immediately before the sale, then at least six months must have elapsed since the shares were acquired from us or one of our affiliates, and we must remain current in our filings for an additional period of six months; in all other cases, at least one year must have elapsed since the shares were acquired from us or one of our affiliates.

The number of shares sold by such person within any three-month period cannot exceed the greater of:

●	1% of the total number of our common shares then outstanding; or

●
The average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice on Form 144 with respect to the sale is filed with the SEC (or, if Form 144 is not required to be filed, the four calendar weeks preceding the date the selling broker receives the sell order). This condition is not currently available to the Company because its securities do not trade on a recognized exchange.

Conditions relating to the manner of sale, notice requirements (filing of Form 144 with the SEC) and the availability of public information about us must also be satisfied.

All of the presently outstanding shares of our common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. For the purposes of Rule 144, Pazoo, Inc. is a development stage company, and holders of restricted securities need not concern themselves with the “shell company” limitation, the SEC has adopted in the final rules amending Rule 144, which have become effective on February 15, 2008. However, if after the completion of Phase 2 of our plan of implementation (See, below), and we are no longer considered a development stage company, we do not have the requisite revenue and/or assets we may be deemed a “shell company” and the “shell company” limitations contained in Rule 144 apply.  In that case, pursuant to the new Rule 144, one year must elapse from the time a “shell company,” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act, unless the issuer is a development stage company, ceases to be a “shell company” and files a Form 8-K addressing Item 5.06 with such information as may be required in a Form 10 Registration Statement with the SEC, before a restricted shareholder can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Exchange Act. Under the amended Rule 144, restricted or unrestricted securities that were initially issued by a reporting or non-reporting shell company or a company that was at anytime previously a reporting or non-reporting shell company, can only be resold in reliance on Rule 144 if the following conditions are met:

1.	the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company;

2.	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

3.
the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and

4.	at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

In the event we become a “shell company”, when we are no longer considered a development stage company, we will need to comply with the foregoing provisions.

Current Public Information

In general, for sales by affiliates and non-affiliates, the satisfaction of the current public information requirement depends on whether we are a public reporting company under the Exchange Act:

●
If we have been a public reporting company for at least 90 days immediately before the sale, then the current public information requirement is satisfied if we have filed all periodic reports (other than Form 8-K) required to be filed under the Exchange Act during the 12 months immediately before the sale (or such shorter period as we have been required to file those reports).

●
If we have not been a public reporting company for at least 90 days immediately before the sale, then the requirement is satisfied if specified types of basic information about us (including our business, management and our financial condition and results of operations) are publicly available.

However, no assurance can be given as to:

●	the likelihood of a market for our common shares developing,
●	the liquidity of any such market,
●	the ability of the shareholders to sell the shares, or
●	the prices that shareholders may obtain for any of the shares.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be quoted on the Over-the-Counter Bulletin Board.  We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the OTCBB.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  In the near future, in order for us to continue with our business plan, we are dependent upon ICPI to follow through on their commitment to fund us according to the Investment Agreement (See Exhibit 99.1).  In the event ICPI fails to meet its obligations under the investment agreement, the company will need to seek additional financing.  We intend to enter into an agreement with a market maker to seek quotation of our common stock on the OTCBB immediately following the effectiveness of the Registration Statement of which this Prospectus is a part.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period.  On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or condition.

Given that we are a development stage company through December 31, 2011 and have a short operating history, we feel that an analysis of recent operating results are more meaningful than period-to-period comparisons. Accordingly, our discussion of our results of operations focuses on November 16, 2010, (inception) to December 31, 2011.

The following table presents audited statement of operations data from November 16, 2010 (inception) through December 31, 2011. This audited information is compiled from our audited financial statements. Future results may not be indicative of these operating results.

For the year ending December 31, 2010

Results of Operations

Net Sales. We had no revenues for the year ending December 31, 2010.

Organizational Costs. For the fiscal year ending December 31, 2010, our total operating expenses were $1,615.  These were mainly attributable to incorporation costs.

Net Loss. For the fiscal year ending December 31, 2010, our net loss was $1,615.

As of December 31, 2010, we had liabilities of  $1,615, all of which were represented by short term loans for startup and organizational costs.  We had no other long-term liabilities, commitments or contingencies.

For the year ending December 31, 2011

Results of Operations

Net Sales. We had $2,180 in product revenues for the year ending December 31, 2011.  Prior to August 2011, we had no sales.  When our mini website became operational with Amazon.com being used for the back end software we launched with three product offerings in August 2011 and had sales of $636 as of September 30, 2011.  Our sales increased as a result of the retail holiday season from October 2011 through December 2011.

Cost of Goods Sold. Minimal inventory was purchased in preparation for product inclusion on our mini website in August 2011.

Operating Expenses.  For the year ending December 31, 2011 our total operating expenses were $175,173.  Our operating expenses were comprised of organizational costs of $3,642, general and administrative expenses of $64,182, professional fees of $55,863, interest expense of $37, equipment expenses of $3,919, and website development expenses of $34,630.  .  In the fourth quarter of 2011, we incurred a $12,900 loss on an advance to a vendor for product.  A deposit for a certain vendor's product of $25,800, was placed into an attorney escrow account in February 2011.  In accordance with the vendor agreement, $12,900, was advanced to the vendor and $12,900 was held in escrow to be released upon satisfactory delivery of product.  The escrow amount was returned in June 2011 due to non-delivery of product.  As of December 31, 2011, this product was still undelivered and the advance to vendor was written off.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses were primarily due to expenses for rent, executive compensation, and payroll which made up 17%, 19%, and 45% of the total $64,180, respectively.

Professional Fees.  Professional fees were attributable to legal fees (general and trade mark counsel) and accounting fees which comprised 61% and 29% of the $55,863, respectively.

Website Setup.  Website setup costs were comprised of developing (coding) our mini website, and preparing our main website.

Net Loss. For the year ending December 31, 2011 our net loss was $174,377.

Liquidity and Capital Resources.  Since inception, Company operations have been funded primarily through the unregistered sales of Series A Preferred Stock and will be considered a source of liquidity until we have generated sufficient cash from our operations.   In the twelve month period from January 1 to December 31 2011 , we issued 2,400,000 shares of Series A Preferred Stock to ICPI at a price of $0.05 per share for $120,000.   Subsequent to December 31, 2011, we issued we issued 1,200,000 more Series A Preferred Stock to ICPI at $0.05 per share valued at $60,000.  As of the date of this filing we have issued a total of 3,600,000 shares of Series A Preferred Stock at a price of $0.05 per share for $180,000 .  We used part of those proceeds to pay for start-up and organizational costs. During 2011, we incurred accounting costs associated with the audit of our financial statements. We expected that the legal and accounting costs of becoming a public company would continue to impact our liquidity, however, we did not need to obtain additional funds beyond those committed to us by ICPI to pay those expenses. In the event ICPI fails to invest the funds to which it has committed, additional funding will need to be obtained.  Other than the anticipated increases in legal and accounting costs due to the reporting requirements of becoming a reporting company, we are not aware of any other known trends, events or uncertainties, which may affect our future liquidity.

For the year ending December 31, 2011, we incurred liabilities of $47,170 which included accounts payable of $24,755, payroll liabilities of $4,066, interest payable of $37, and short term loans of $18,302.

The costs associated with developing our mini website were expensed, and henceforth, not capitalized.  However, for the next twelve months, we expect to capitalize costs related to the implementation of our primary website and any upgrades and enhancements provided that they add additional functionality.

Subsequent Events

In accordance with FASB ASC 855-10-50-1 we evaluated our subsequent events through February 17, 2012.

On January 13, 2012, we issued 600,000 shares of our Series A Preferred Stock to an accredited investor, ICPI, at $0.05 per share valued at $30,000.  With the $30,000 ICPI  investment on January 13, 2012, ICPI fulfilled the third commitment under the Investment Agreement.

Simultaneous with the purchase of Series A Preferred Stock on January 13, 2012, we issued 600,000 warrants to ICPI and each warrant entitles its owner to purchase one common share for each Series A Preferred Stock at an exercise price of $0.05 per common share thereunder, subject to the terms of the warrant agreement between the warrant agent and us. The warrants are exercisable three years from the date of issue.

On February 1, 2012, we issued 600,000 shares of our Series A Preferred Stock to an accredited investor, ICPI, at $0.05 per share valued at $30,000.  The $30,000 ICPI investment on February 1, 2012 is in advance of the fourth commitment and the next purchase of Preferred Stock by ICPI under the Investment Agreement will take place upon effectiveness of this registration statement.

Simultaneous with the purchase of Series A Preferred Stock on February 1, 2012, we issued 600,000 warrants to ICPI and each warrant entitles its owner to purchase one common share for each Series A Preferred Stock at an exercise price of $0.05 per common share thereunder, subject to the terms of the warrant agreement between the warrant agent and us. The warrants are exercisable three years from the date of issue.

Critical Accounting Policies and Estimates

In accordance with Generally Accepted Accounting Principals (GAAP) the preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  On an ongoing basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions. The most significant accounting estimates inherent in the preparation of the Company’s financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. These accounting policies are described at relevant sections in the notes to the consolidated financial statements.

DESCRIPTION OF BUSINESS

We were incorporated in the State of Nevada on November 16, 2010 with fiscal year end on December 31 and we have established our corporate headquarters in Cedar Knolls, New Jersey.  We have four total and four full time employees.  Our corporate headquarters is 750 square feet and is comprised of three offices for corporate personnel, storage space to house inventory and one conference room for meeting space.  Pazoo rents this facility for $500 per month from DMC Athletics and Rehabilitation under a sublease agreement.  See Exhibit 10.2 DMC Sublease.  Additionally, we maintain office space of approximately 300 square feet at 5450 East High Street, Phoenix, AZ, 85022.  Pazoo’s office facilities are specifically used to further our business endeavors. We are a start-up e-commerce retailer of nutritional foods/supplements, wellness goods, fitness apparel, and health improvement advice on our website.  We do not have any brick and mortar establishments and our only source of revenue is through www.pazoo.com.  Since November 16, 2010 (our inception) to the year ending December 31, 2011 (the date of the accompanying financial statements) we have generated $2,180 in revenues and have had a cumulative net loss of $175,992.  We have never been party to any bankruptcy, receivership or similar proceeding, nor have we undergone any material reclassification, merger, consolidation, purchase or sale of a significant amount of assets not in the ordinary course of business. Pazoo.com’s  overarching mission is to be 1) a leading e-commerce site offering best-in-class health and wellness products for both people and pets; and 2) an important resource for consumers and professionals with diverse information about health and wellness. With a team of health and wellness experts and other supportive professionals, Pazoo.com is committed to making an impact on its visitors’ health and wellness and producing a strong profit based on a sustainable business model with revenue streams coming from a wide variety of on line business initiatives.

We have yet to launch our main website which will offer our full array of product offerings which is still in development.  Accordingly, we have not yet commenced planned operations to any significant measure. As of December 31, 2011, we have had only limited start-up operations and have generated $2,180 in revenues.  We will not be profitable until we derive sufficient revenues and cash flows from our retail website www.pazoo.com.

Our mission is to deliver healthy cost-effective nutritional products through relationships with leading manufacturers in the health improvement industry.  PAZOO.com is a user-friendly, attractively designed e-commerce portal for total health products.  We are a startup e-commerce retailer and we seek to enhance our customers well being by providing total health products including foods, drinks, supplements, wellness merchandise, and health/wellness advice.  Our target demographic will be health conscious adults ages 29-54 seeking to better their personal well-being and complement their daily lifestyles with practical use items.    Our operations to date have been devoted primarily to start-up and development costs, which include:

1.	Formation of the Company;
2.	Development of our business plan;
3.	Secured our website domain www.pazoo.com;
4.	Procuring products for inclusion on our website; and
5.	Website development and product logistics testing.

Our product line will evolve as new vendor relationships are cultivated and new products are discovered.  We will look to leverage our in-house experts and industry contacts to expand our market presence.  On our website, we will also blog on health improvement, with an additional focus on the latest total health concepts.  These value added features and a strong product mix should help to establish us as a leading retailer of total health.  Nutrition is one area where consumers can severely make changes in their lifestyle to positively alter their total well-being.  The Company will work closely with leading manufacturers who offer alternative food options that enhance or elevate consumers general nutrition habits.  PAZOO will carry a variety of nutrition and food supplement products; however, we will initially begin with VitaminSpice and Emergent products.  Energy drinks, and energy bars will also be considered for our online website.  Our product inventory will be held in our headquarters at 15A Saddle Rd, Cedar Knolls, NJ 07927 and will be distributed to consumers through third party shippers.

We have developed a marketing campaign aimed strategically at reaching our intended customer base.  A targeted and powerful internet presence will be achieved by utilizing search engine optimization (SEO), social networking, blogging, and newsletters to enhance the brand name.  Our website will be designed to have a comprehensive, user friendly, full product selection with complete descriptions our company’s products.  We will compete against traditional brick and mortar retailers as well as a host of online retailers that sell vitamins, supplements, and health/wellness products.  Our website, PAZOO.com, will seek to utilize technology and web development to maximize the natural economies of scale of the online business model.  Our profitability will be determined by our ability to achieve and maintain heightened revenue levels through superior customer service, unique product offerings, brand recognition, and favorable vendor relationships.

Pazoo Marketing and Promotion

PAZOO.COM MINI WEB SITE

In order for Pazoo to properly grow and know its business, the Pazoo management felt that launching a mini e-commerce site for Pazoo.com would give a market presence and a “test” environment for how the Pazoo.com target audience would respond to offerings and information that would be part of the fully functional Pazoo.com website. The Pazoo web development team and marketing/sales team could learn from this mini website and apply this experience when developing the technology, merchandising and messaging for  the fully functional Pazoo.com website. The Pazoo team went through an entire production and strategic development process with the mini website, to get a better understanding of how to build the final multi-level and functional site which will have a Phase 1 launch at the end of January, 2012.  The mini website was merchandised with only one health and wellness product line. Additionally, marketing support for this site was limited to search engine optimization (SEO) work. The take away from launching the mini website was 1) a better understanding of marketing, merchandising and messaging to the health and wellness target audience; 2) an insight into building an efficient inventory and fulfillment system; and 3) understanding the unique aspects of operating a business that’s open 24 x 7, in the context of the existing Pazoo team and its resources. Additional benefits of the mini website was  that while the Pazoo technical team built the site’s wire frame and the Pazoo marketing /merchandise team developed the product mix, merchandising and promotions for the main Pazoo site.  In Phase 1, Pazoo.com  developed a small but loyal client base, as interpreted by examination of our internal mini website statistics of page views and orders placed; created a working relationship with Amazon as its backend third party order processing provider; and developed a shipping and fulfillment system which is well organized and a solid foundation for growth when the main Pazoo.com site, Phase 1 launches.  Promisingly, initial consumer comments of our service order fulfillment on Amazon.com has rated us favorably based on the purchasing experience.

OVERVIEW OF PHASE 1 & 2 OF PAZOO.COM

In its quest to have a full range of product and merchandising offerings to a potentially large customer base, the Pazoo management team decided that the main Pazoo.com site would be launched in 2 phases. Phase 1 would have the front end (or what the visitor sees) completed with the backend (the operational part of the site that executes the e-commerce part of the site, collects large data bases, etc) outsourced to a third party provider. Currently, products listed on our website link to product listings on Amazon.com. and we will compete on total price plus shipping with Amazon, as well as with other vendors whose product listings also appear on their site.  Until our main website back-end has been developed we will utilize Amazon.com’s back-end technology and credit card processing.  Given that Amazon is also a competitor and that Amazon stocks similar products as Pazoo, even if our price is lower than Amazon’s, Amazon will display its price first.  We also pay Amazon $39.99 per month to list our products for sale on their site and, in addition, Amazon charges us fifteen percent (15%) of every sale that we make on their site.  These are caveats to using a third party provider.   Henceforth, in Phase 2 we will develop an internal backend that would be integrated to the front end developed in Phase 1. The reason for this roll out strategy was to launch the main Pazoo.com site as quickly as possible in order to develop as soon as possible a revenue stream from and a relationship with the health and wellness community. Pazoo management knew that the backend would take time to develop and using a third party provider (such as Amazon.com) to execute our e-commerce transactions is an acceptable industry standard. This strategy was fully supported by Pazoo’s technical team and internal management. The wireframe or architecture for the site was developed with this strategy in mind. Projected launch dates for the 2 phases are as follows:

Phase 1 – January 31, 2012

Phase 2 – May 15, 2012.

Phase 1 will create the messaging, site’s graphics and offers for both the e-commerce platform and the added-value information and services provided by Pazoo.com. In another words, the main goal and objective of Phase 1 is to create a long term, positive, profitable and sustainable relationship with the health and wellness community, a community that our internal team knows well and is passionately concerned about. Phase 2 is all about building the backend technical support so that Pazoo can internally manage its own transactions and data.

PHASE 1 – BUILDING PAZOO.COM’S RELATIONSHIP AND BUSINESS WITH ITS TARGET AUDIENCE

From a marketing and sales prospective, building a successful e-commerce site is based on the following key points:

●	Messaging

●	The look, feel and tonality of the graphics

●	Product and Services Offerings

●	Revenue Streams

●	Traffic building

With the backend functionality being the main focus for Phase 2, the main concern for Phase 1 is building a strong relationship with the target audience who responds to messaging and offers. For any successful site, developing this relationship is a key goal and objective. Note the site graphics, positioning, messaging, marketing and merchandising that will be developed for the Phase 1 launch, will continue to be used for Phase 2. The only difference between the two phases is that the above will be refined, adjusted and improved based on the learning experience and information gathering that will constantly transpire during Phase 1, Phase 2, and beyond. (Because the internet is a dynamic environment, experienced marketers can continuously learn and grow from managing and monitoring the information flow from a web site and improve it for a better visitors’ experience for the target audience)

MESSAGING: With numerous health and wellness sites competing in the same market, how will Pazoo.com differentiate itself from the competition?  This is an important challenge for the marketing team. Pazoo conducted extensive research and determined that the on line health and wellness market was saturated with all kinds of “hooks” and positioning. However, the marketing team found one positioning that, it believes, no other site has exploited. This positioning is that no other web site has as a dedicated focus on the health and wellness of both humans and, in many cases, their most important family member, their pets. With 50% of the country having pets and substantial medical research confirming the health value of a pet for its owner, Pazoo management felt that this was a perfect positioning for Pazoo.com.  (It didn’t hurt that the pet retail marketplace is one of the most stable markets even in the worst of economic times)1. Though the focus of Pazoo would be skewed towards people, Pazoo’s message and position would be that it cares about the health and wellness of both people and their pets.  It should be noted that many general merchandising sites offer health and wellness products for both people and pets, but these site don’t have a singular focus on just the health and wellness products of people and pets. With its singular focus, Pazoo.com can be unique in its messaging and positioning, found nowhere else on the internet.

This positioning allows Pazoo to have a broad target audience of adults 25-54 who are health conscious. The target audience who are pet owners will have an additional positive impression of Pazoo. It’s Pazoo management’s belief that visitors who are pet owners will be more predisposed to purchasing products for themselves and/or their pets because of one-stop shopping time savings and, of course, great Pazoo pricing.

Pazoo.com’s tag line ‘A Wellness Warehouse for All: Family, Pets. You!’ supports and reinforces the aforementioned market positioning for Pazoo.com.  This tag line is a clear statement that Pazoo.com is going to be its visitors’ source for great value on products and services and for important information on health and wellness for people and pets.  Using the word ‘Warehouse’ further emphasizes that Pazoo is going to offer a lot of merchandise at great prices and a lot of important information on health and wellness for both people and pets.

THE LOOK, FEEL AND TONALITY OF THE GRAPHICS- The graphics of Pazoo.com has to be a clean, contemporary look that is warm, friendly and supportive. This graphic approach shows that Pazoo management understands its target audience who believe that health and happiness are very important to a balanced, well organized and successful life in today’s stressful environment.  We feel that our management combines its health and wellness background (through CEO David Cunic) with a deep consumer package goods experience and pet industry experience (through President, Steve Basloe’s experience working for various companies such as Samsung, Panasonic, Sony, Warner, and Rothschild), and we believe that management knows what the visual “trigger points” are for our target audience.

¹ Excerpt from The Amazing Growth of the Pet Industry, Posted March 24, 2011.  Obtained at http://myventurepad.com/steveking1/68183/amazing-growth-pet-industry

OFFERINGS

Value, Value and more Value is the hallmark of Pazoo’s offerings. Whether it is merchandise or services or FREE added value information, Pazoo management wants Pazoo.com visitors to feel that a visit to this site is always a valuable and enriching experience. Pazoo.com merchandise, whether it is people or pet oriented, is aggressively priced so that visitors will feel Pazoo.com is the source they can trust for great prices. Pazoo management adds to Pazoo.com‘s everyday low prices,  promotional offerings or discounts that make purchasing at Pazoo even more valuable.

Product Offerings – The initial product offerings will be for both people and pets. People offerings include healthy snacks, vitamins / supplements, and merchandise. Pet offerings include foods, vitamins/supplements, health care items, etc.  All these products are high quality items that support the marketing positioning of a healthy lifestyle.  The product mix has been developed by Pazoo’s internal buyers with the support and advice of product category experts/consultants. Additionally, Pazoo management’s strategy is to regularly increase the product offerings and categories. The execution of this increase will be based on financial and web production capabilities of Pazoo, marketing strategy and promotional considerations. However, it is clear that a further build up in product offerings based on the above criteria is a good way to increase sales in a low cost fashion since the website infra-structure is already built.

A critical part of the Pazoo.com’s product offerings will be its regular twice / month “Flash Savings” which highlight a special promotional opportunity for its visitors. A ‘Flash Savings’ opportunity may be offered in conjunction with a supplier who wants to aggressively promote its products on Pazoo.com.  An important goal for  ‘Flash Savings’ is for Pazoo.com  visitors to understand that this promotion will always have real value.

Additionally, Pazoo.com will periodically have other Promotional offerings that will incentivize visitors to come back to the site or recommend others to come to Pazoo.com.

Directory – Based on our research, we believe there is no industry directory of health and wellness professionals that consolidates a wide array of disciplines. Pazoo has developed this industry directory which is already fairly comprehensive and will be added to. This directory is an important informational tool for consumers as well as professionals.  Pazoo management has positioned this directory as a point differentiation with competitors and a marketing tool.

Advice – To support Pazoo’s commitment to inform and advise, Pazoo.com has a section devoted to offering information from health and wellness experts and speaking engagements by health and wellness experts. The first expert will be our own CEO David Cunic, an experienced public speaker who has an award winning network of physical therapy and training facilties.  Other experts will be added.

Newsletter – On a regular basis, Pazoo will distribute a newsletter devoted to important topics on health and wellness. The first newsletter will be devoted to concussions which are well recognized as a major concern affecting many who participate in a number of contact sports.

REVENUE STREAMS

To finance Pazoo.com’s on-going operation, a strategy was developed to have multiple sources of revenue streams. These sources  will include product sales, speaking engagement fees, ad sales from placements on Pazoo.com, affiliate programs’ referral fees and, e-mail blast offerings.  For Phase 1, revenue will primarily come from product sales, with its growth coming from increase traffic and product offerings.  As soon as other revenue streams can be rolled out, Pazoo.com will benefit from these revenue streams. The additional revenue streams will be implemented in an orderly, planned fashion.

TRAFFIC BUILDING

To be an industry leader, Pazoo.com needs visitors who have a positive experience when visiting the site. This positive experience will transpire because of Pazoo.com’s great offerings and information and its ease-of-use.  In addition to traffic building from word-of-mouth, Pazoo management has developed a multi-tier strategy to drive traffic to the site including 1) Search Engine Optimization (SEO) ; 2) Pay Per Click (PPC); 3) E-mail blasts; 4) affiliate links and 5) Social Media such as Facebook and Twitter.

In Phase 1, SEO and Social Media will be the main sources for building traffic.  An SEO strategy was developed and execution commenced during the Pazoo.com mini website. SEO will continue and expanded in Phase 1.  Facebook and Twitter accounts will be opened in Phase 1.  The creative team will post information and offerings on Facebook 1 or 2 times / week.  Additionally, there will be Tweets on Twitter basically every day.  Also in Phase 1, Pazoo management may test the effectiveness of PPC. The test benchmark for PPC will be based on a pre-determined conversion rate based on a weighted average sales transaction. This conversion rate will be established so that the cost of the PPC will be covered by the gross margin of PPC generated sales which will also generate a net profit for these transactions. Off line traffic building will transpire through marketing initiatives such as discount cards being given out at health and wellness events,  and given by key Pazoo personnel networking, and soliciting health and wellness professional practices.

PHASE 2

OVERVIEW

The main objectives for Phase 2 are to 1) bring in-house the backend operations of e-commerce transactions and advanced data management, 2) increase offerings/ revenue and 3) increase traffic.

BACKEND OPERATIONS / DATA MANAGEMENT

To better control e-commerce technology and data management, these operations should be in-house; sales transactions will be better managed and there will be no transactional fees paid to third party backend operations. Additionally, the data management can generate more relevant information to improve demographic analysis and sales performance. After the backend operation has been launched, Pazoo.com will continue to use Amazon as a third party backend provider and, in fact, we will add other third party backend operations. By having internal backend operations as well as third party backend operations, Pazoo.com has a greater chance to attract additional transactions and awareness for Pazoo.com.  The cost of third party backend providers is worth the expense because this situation insures that Pazoo.com is capturing sales and customers that it may miss. The cost analysis by Pazoo management has taken into consideration these extra third party fees when it determined the targeted weighted average gross margin / transaction.

INCREASE OFFERINGS

In Phase 2, the strategy to increase product and services offerings must continue.  However, to properly manage Pazoo.com’s business, certain products and services maybe dropped from the site’s offerings. In another words, like any inventory business, sales grow by adding strong offerings while deleting underperformers who give way to new and better offerings.

As in Phase 1, Pazoo.com will increase the number of products in each category and the number of categories in Phase 2.  This means increasing product offerings that Pazoo inventories or that it just act as a third party sales vehicle. In another words, Pazoo.com won’t inventory third party product but will sell it on the Pazoo.com site taking a sales and processing fee . Third party products can be posted on Pazoo.com and third parties’ sites with all transactions being executed on Pazoo.com.  Third party product can vary; from inexpensive products to high end luxury items.

Additionally, the Directory will increase in size with additional entries and categories. In Phase 1, the directory only identified names and locations for each entry in the directory. During Phase 2 and after, the directory will evolve to include either the email address or web address for each entry as well as its telephone number. When this information is assembled Pazoo.com will create an opted-in information and offering network.  This network will email special product and service offerings as well as documents containing valuable health and wellness information. The directory will also attempt to be ad supported as well as an email vehicle for third party offerings. Finally, Pazoo will increase the number of newsletters as well as create an opted in mailing list to receive newsletters.

For additional revenues, Pazoo.com will link up with an advertising network to sell ad space on its site for a fee.  A fee will be generated for each ad space made available on Pazoo.com. Additional ad space revenue maybe generated from mailings through the directory or other email blast initiatives

INCREASE TRAFFIC

As the SEO strategy matures and becomes more effective, Pazoo.com’s positioning in Google searches will improve. Additionally, based on PPC testing, a strategy will be developed for PPC. PPC will be used in a cost effective manner so that an appropriate ROI will be achieved.  Also, Pazoo management will assign an internal team to link build which will help traffic.   As in Phase 1, Social Media including Facebook, Linkedin and Twitter will be important traffic builders and an important medium to get out offerings and information to the target audience.

Off line traffic building will be expanded outside the discount cards to include testing advertising in electronic media such as radio and television in selected markets. This is a similar strategy employed by a number of other e-commerce web sites. Pazoo management will buy local cable time on a multiple system operator that focuses on narrow casted marketing so as to be efficient in a buy. In another words, Pazoo management will buy time on the health channels; News channels’ health segments such as CNN, MSNBC, Fox; general entertainment channels’ health sections.

Additionally, to make sure media dollars are well spent, Pazoo management will hold all lines of media distribution accountable by measuring their success. If ROI is strong with a line of distribution, Pazoo management will hold or increase media dollars spent, if it falters Pazoo management will cut or eliminate spending.

PAZOO’S SELLING INITIATIVES OUTSIDE ON-LINE

As has been mentioned, Pazoo senior personnel have extensive selling experience in consumer packaged goods.  As a natural extension to offering health and wellness products on line,  Pazoo can sell off line,  product lines that need brick and mortar sales penetration. Presently, Pazoo management is in early stage conversations to sell in-store vitamin/supplements and packaged media. Pazoo management  will move forward with these third party products with appropriate terms which include a necessary ROI for management’s time and costs. These initiatives will help diversify revenue sources, an important strategy for financial stability. All Brick and mortar sales will occur through third party outlets.  A strategy of developing Pazoo owned brick and mortar outlets is not currently part of Pazoo’s business strategy and is currently not part of a future strategy of Pazoo.

We feel that loyal, satisfied customers have vast potential to generate word-of-mouth advertising and awareness, and are able to reach thousands of other customers and potential customers because of the reach of online communication.

Industry Overview

The U.S. overall market for e-commerce retail sales includes 16,000 companies with estimated revenue of $235 billion and the top 50 companies accounting for 60% of the industry revenue. According to U.S. Census data reports, online retail sales for the fourth quarter of 2010 rose 16.1% to $44.1 billion from the prior year, which recently led to the gradual revenue shift from catalog to internet sales.1 Total annual online retail sales in 2010 accounted for 4.3% of total sales.2  While some of this growth can be linked to a slight rebound from the current recession, it also indicates strong sector strength as well.

SHIPPING

We will look to offer our consumers low cost and timely delivery of product by negotiating with shipping companies to offer a flat rates on various products.  We will also seek to ship orders to customers on the same day if placed before 2pm Eastern Standard Time, Monday through Friday, Holidays excluded.  Our goal will be to deliver all orders within one to four business days via third party shippers such as, United Parcel Service or United States Postal Service.

COMPETITION

The online commerce market is rapidly evolving and intensely competitive, and we expect the competition to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. In addition, the health improvement industry is intensely competitive. We currently or potentially compete with a variety of other companies. These competitors include: (i) direct competitors that specialize in or derive a substantial portion of their revenues from online retail and direct marketing of health and wellness products, including Vitacost; (ii) various nutrition centers and vendors of other health related products such as sports nutrition, diet or other wellness products, including General Nutrition Centers; and (iii) online vendors of dietary supplements, vitamins, minerals and herbs, with significant brand awareness, sales volume and customer bases, such as and VitaminShoppe.

We believe that the principal competitive factors in our market are brand recognition, selection, convenience, price, accessibility, customer service, and speed of order fulfillment. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than Pazoo. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Some of our competitors may be able to secure merchandise from vendors on terms that are more favorable, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to website and systems development than our company. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our financial condition, operational results, business, and prospects.  Furthermore, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our financial condition, operational results, business, and prospects.

_________
1Excerpt from Internet & Mail-Order Retail Industry Profile, First Research, Last quarterly update 12/12/11.  Obtained at http://www.firstresearch.com/Industry-Research/Internet-and-Mail-Order-Retail.html

2Excerpt from U.S. Census Bureau News, February 17, 2011.  Obtained at http://www2.census.gov/retail/releases/historical/ecomm/10q4.pdf

PATENTS, TRADEMARKS, AND LICENSES

We have filed for a trademark application for “PAZOO” with the United States Patent and Trademark Office (USPTO) on April 8, 2011, bearing Serial Number 85290478. The application is currently pending.  On June 29, 2011 we filed a name change from IUCSS, Inc to Pazoo, Inc. with the USPTO bearing docket number 0078851-000005. See Exhibit 99.2 “Trademark Application”.

Government Regulation

We are subject to federal and state consumer protection laws, including laws protecting the privacy of consumer non-public information and regulations prohibiting unfair and deceptive trade practices. In particular, under federal and state financial privacy laws and regulations, we must provide: (i) notice to consumers of our policies on sharing non-public information with third-parties; (ii) advance notice of any changes to our policies; and (iii) with limited exceptions, provide consumers the right to prevent sharing of their non-public personal information with unaffiliated third parties. Furthermore, the growth and demand for online commerce could result in more stringent consumer protection laws that impose additional compliance burdens on online retailers. These consumer protection laws could result in substantial compliance costs and could interfere with the conduct of our business.

There is currently great uncertainty in many states whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and commercial online retailers. These issues may take years to resolve. For example, tax authorities in a number of states, as well as a Congressional advisory commission, are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or a change in application of existing laws and regulations to the Internet and commercial online services could result in significant additional taxes on our business. These taxes could have an adverse effect on our results of operations. Furthermore, there is a possibility that we may be subject to significant fines or other payments for any currently unknown past failures to comply with these requirements.

The sale of nutritional supplements is subject to extensive legislation in the U.S. and abroad. The FDA is responsible for enforcing the Federal Food, Drug and Cosmetic Act, or FDCA, which governs the formulation, packaging, labeling, manufacturing and distribution of vitamins, minerals, herbs and other nutritional supplements, as well as the sale of over the counter, or OTC, drugs. The Federal Trade Commission, or FTC, is responsible for overseeing the advertising of nutritional supplements, and is primarily concerned with publicly made health claims that are not substantiated by definitive scientific studies. The U.S. Postal Service governs advertising as it relates to product safety. Regulation of certain aspects of the nutritional supplement business at the federal level is also governed by the Consumer Safety Product Commission, the Department of Agriculture and the Environmental Protection Agency. The formulation, manufacture, packaging, labeling and sale of nutritional supplements are also subject to extensive state, local and foreign legislation.

The FDCA addresses dietary supplements principally through the Dietary Supplement Health and Education Act of 1994, or DSHEA. The DSHEA defines “dietary supplements” as vitamins, minerals, herbs, other botanicals, amino acids and other dietary substances that are used to supplement the diet, as well as concentrates, constituents, extracts or combinations of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were on the market before October 15, 1994 may be used in dietary supplements without notifying the FDA. However, a “new” dietary ingredient (i.e., a dietary ingredient that was not marketed in the U.S. before October 15, 1994) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been “present in the food supply as an article used for food” without having been “chemically altered.” A new dietary ingredient notification must provide the FDA with evidence of a “history of use or other evidence of safety” which establishes that use of the dietary ingredient “will reasonably be expected to be safe.” A new dietary ingredient notification must be submitted to the FDA at least 75 days before the new dietary ingredient can be marketed. Furthermore, there can be no assurance that the FDA will accept evidence purporting to establish the safety of any new dietary ingredients that we may want to market, and the FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients. The FDA is in the process of developing guidance for the industry to clarify its interpretation of the new dietary ingredient notification requirements, and this guidance has the potential to raise new and significant regulatory barriers for new dietary ingredients. In addition, increased FDA enforcement could lead the FDA to challenge dietary ingredients already on the market as “illegal” under the FDCA because of the failure to file a new dietary ingredient notification.

DSHEA permits “statements of nutritional support” to be included in labeling for dietary supplements without FDA pre-approval. Such statements may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect the structure, function or well-being of the body, but such statements may not state that a dietary supplement will diagnose, cure, mitigate, treat or prevent a disease unless such claim has been reviewed and approved by the FDA. A company that uses a statement of nutritional support in labeling must possess evidence substantiating that the statement is truthful and not misleading. In some circumstances, it is necessary to disclose on the label that the FDA has not “evaluated” the statement, to disclose the product is not intended to combat disease and to notify the FDA about our use of the statement within 30 days of marketing the product. However, there can be no assurance that the FDA will not determine that a particular statement of nutritional support that we want to use is an unacceptable disease claim or an unauthorized version of a “health claim.” Such a determination might prevent the use of such a claim.

In addition, DSHEA provides that certain so-called “third-party literature,” e.g., a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used “in connection with the sale of a dietary supplement to consumers” without being subject to labeling regulations. Such literature must not be false or misleading, the literature may not “promote” a particular manufacturer or brand of dietary supplement and a balanced view of the available scientific information on the subject matter must be presented. There can be no assurance, however, that all third-party literature that we would like to disseminate in connection with our products will satisfy each of these requirements, and failure to satisfy all requirements could prevent use of the literature or subject the product to regulation as an unapproved drug.

As authorized by DSHEA, the FDA has recently proposed Good Manufacturing Practices, or GMPs, specifically for dietary supplements. These new GMP regulations, which are anticipated to be finalized in the near future, would be more detailed than the current GMPs regulating dietary supplements and may, among other things, require dietary supplements to be prepared, packaged and held in compliance with certain rules and might require quality control provisions similar to those set forth in the GMP regulations for drugs. There can be no assurance that if the FDA adopts GMP regulations for dietary supplements we will be able to comply with the new rules without incurring substantial expense.

The FDA generally prohibits labeling a dietary supplement with any “health claim” (that is not authorized as a “statement of nutritional support” permitted by DSHEA) unless the claim is pre-approved by the FDA. There can be no assurance that some of the labeling statements that we would like to use will not be deemed by the FDA to be impermissible “health or disease claims.”

Although the regulation of dietary supplements is in some respects less restrictive than the regulation of drugs, there can be no assurance that dietary supplements will continue to be subject to less restrictive regulation. Legislation has been periodically introduced in Congress, including in 2004 and 2005, to amend the FDCA to place more restrictions on the marketing of dietary supplements. In addition, Congress has been asked to consider various systems for pre-market and post-market review of dietary supplements to make the regulation of these products similar to the regulation of drugs under the FDCA. The FDA regulates the formulation, manufacturing, packaging, labeling and distribution of OTC drug products pursuant to a “monograph” system that specifies active drug ingredients that are generally recognized as safe and effective for particular uses. If an OTC drug is not in compliance with the applicable FDA monograph, the product generally cannot be sold without first obtaining FDA approval of a new drug application, which can be a long and expensive procedure. There can be no assurance that, if more stringent statutes are enacted for dietary supplements, or if more stringent regulations are promulgated, we will be able to comply with such statutes or regulations without incurring substantial expense.

The FDA has broad authority to enforce the provisions of the FDCA with respect to dietary supplements and OTC drugs, including powers to issue a public “warning letter” to a company, to publicize information about illegal products, to request a voluntary recall of illegal products from the market and to request that the Department of Justice initiate a seizure action, an injunction action or a criminal prosecution in U.S. courts.

The FTC exercises jurisdiction over the advertising of dietary supplements. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for making false or misleading advertising claims and for failing to adequately substantiate claims made in advertising. These enforcement actions have often resulted in consent decrees and the payment of civil penalties and/or restitution by the companies involved.

We are also subject to regulation under various state, local and international laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements and OTC drugs. Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products. Compliance with such foreign governmental regulations is generally the responsibility of our distributors in those countries. These distributors are independent contractors whom we do not control.

In addition, from time to time in the future, we may become subject to additional laws or regulations administered by the FDA or by other federal, state, local or foreign regulatory authorities, to the repeal of laws or regulations that we consider favorable, such as DSHEA, or to more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations, and we cannot predict what effect additional governmental regulation, if and when it occurs, would have on our business in the future. Such developments could, however, require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, additional personnel or other new requirements. Any such developments could have a material adverse effect on our business.

Our fiscal year end is December 31.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors serve until their successors are elected and qualified. Our directors elect our officers to a term of one (1) year and they serve until they are reelected or their successors are duly elected and qualified, or until they are removed from office. The board of directors has no nominating or compensation committees.

The name, age, and position of our present officers and directors is set forth below:

Name	Age	Title
David Cunic	32	Chief Executive Officer, Chairman of the Board of Directors
Steven Basloe	60	President, Director
Ben Hoehn	30	Chief Operating Officer
Gregory Jung	44	Chief Financial Officer, Director

With the exception of Ben Hoehn, who has held his position since September 2011, the persons named above have held their offices/positions since November 2010 and we expect them to hold their offices/positions at least until the next annual meeting of our shareholders.

David M. Cunic – Chief Executive Officer, Chairman of the Board of Directors
David Cunic is a member of various physical therapy and community service organizations and has been the owner and manager of DMC Athletics & Rehabilitation, Inc. (DMC) since its founding in 2006.  David has grown the company from himself, as the only employee, to 23 employees in just over five years with sales reaching approximately $2 million per year. Educated with a Bachelor of Health Science and Master of Physical Therapy from the University of New England, David is highly trained in sports medicine, orthopedics, and manual therapy and has had the honor of working with prestigious doctors from numerous professional and Olympic sport teams.  In addition, prior to forming DMC, he has worked at inpatient facilities and has managed several outpatient orthopedic clinics.  Mr. Cunic periodically refines his knowledge and manual skills through workshops and continuing education seminars, but what makes him truly unique is his ability to relate to his patients, which is a result of receiving intensive physical therapy himself for four years.  David is a certified personal trainer and a licensed referee for the United States Soccer Federation. He was chosen to serve as the CEO and Chairman of the board of directors based on the fact that it was his vision and concept to create Pazoo, Inc.

Steven Basloe – President, Executive Vice President of Marketing and Sales, Director
Steven Basloe holds a Bachelor of Science degree and a Master in Business Administration in marketing, as well as a Juris Doctorate, all from Syracuse University.  Mr. Basloe brings over three decades of sales and marketing experience to PAZOO and will play a key role in developing strategic plans for advertising, sales, marketing, and distribution.  Since 1996, Mr. Basloe hasserved as owner of SMB Marketing Group where he successfully provided consulting services in creative and strategic planning to major corporations such as Bertelsmann, Warner’s, Samsung, S. Rothschild, and Alfred Haber Distribution. He was chosen to serve on the board of directors based on his previous success in operating SMB Marketing Group, a full service marketing firm providing strategic marketing, sales consulting services, planning and creative production for marketing, advertising and promotions. He maintained 100% responsibility for budgeting, planning and execution for his client’s campaigns based strategy and planning.

Ben Hoehn – Chief Operating Officer
Ben Hoehn has both a Bachelor and a Master of Science in Criminal Justice from the University of Cincinnati.  He is currently the Chief Operating Officer for all 3 of DMC Athletics and Rehabilitation’s physical therapy and personal training facilities, in New Jersey as well as DMC's Nutritional Line.  He has held this post since April 2010, managing its current staff, handling all day to day business operations and implementing new policies and procedures to ensure patient satisfaction.  Prior to his work at DMC, from 2007 to 2010 he was employed in Cincinnati by Community Police Partnering Center, a non-profit organization that worked with the Cincinnati Police Department in crime and problem solving techniques.  His duties included developing, extracting, and analyzing criminal data as well as providing technical and analytical assistance to all stages of the criminal problem solving process.

Gregory Jung – Chief Financial Officer, Director
Gregory Jung holds a Bachelor of Science degree from Michigan State University in Food Systems Economics and Management.  Prior to his employment with Pazoo, Inc., he was president of Curtis Michael Management Corporation, a Phoenix, Arizona investor relations consulting firm, where he prepared research reports and presentation materials for small cap companies from December 2008 to November 2010.  He was also a Director of Investor Relations from January 2008 to December 2008 at Christensen Investor Relations, a Scottsdale Arizona investor relations consulting firm.  His responsibilities included the planning and implementation of all phases of client consulting with particular emphasis on program delivery of perception research (writing feedback studies), corporate messaging to the general public (drafting press releases and designing presentations), analyzing shareholder composition, and planning financial media and outreach services.   From 2004 through 2007 he worked for Sunamerica, Sentra, and Spelman Securities (which later changed its name to AIG Financial Advisors) where he was a fixed income trader (2005-2007) and he performed supervisory transactional review of the firm's Offices of Supervisory Jurisdiction (2004-2005).  He began his capital markets career in 1997 with experience spanning the areas of equity and fixed income trading, compliance, and supervision in the planning and delivery within client relationships.  He has formerly held FINRA Series 4, 7, 24, 53, 55, and 63 licenses, although he has not been FINRA registered since December 2007.  His CRD# 2828857 can be viewed at http://www.finra.org/Investors/ToolsCalculators/BrokerCheck/.  He was chosen to serve on the board of directors based on his capital markets experience and familiarity with investor relations procedures.

Possible Potential Conflicts

The OTCBB on which we plan to have our shares of common stock quoted does not currently have any director independence requirements.

No member of management will be required by us to work on a full time basis. Accordingly, certain conflicts of interest may arise between us and our officers and directors in that they may have other business interests in the future to which they devotes their attention, and may be expected to continue to do so although management time must also be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through their exercise of such business judgment as is consistent with each officer's understanding of his fiduciary duties to us.

Currently we have three officers and directors and will seek to add additional officer(s) and/or director(s) as and when the proper personnel are located and terms of employment are mutually negotiated and agreed, and we have sufficient capital resources and cash flow to make such offers.

We cannot provide assurances that our efforts to eliminate the potential impact of any conflicts of interest will be effective.

Code of Business Conduct and Ethics

In January 1, 2011, we adopted a Code of Ethics and Business Conduct that is applicable to our future employees, concurrently with adopting a separate Code of Ethics for Principal Executive and Senior Financial Officers or persons performing similar functions. A code of ethics is a written standard designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships

●	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company

●	compliance with applicable governmental laws, rules and regulations

●	the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and

●	accountability for adherence to the Code of Ethics.

Copies of our Code of Ethics and Business Conduct and Code of Ethics for Principal and Senior Financial Officers are being filed as Exhibit 99.2 to our Registration Statement of which this prospectus is a part.

Board of Directors

Our directors hold office until the completion of their terms of office, which is not longer than one year, or until they have been reelected or their successor(s) have been elected. On November 16, 2011 each of our directors was reelected for a one year term. Therefore, our directors terms of office expire on November 16, 2012. All officers are appointed annually by the board of directors and, subject to existing employment agreements (of which there are currently none), serve at the discretion of the board. Currently, directors receive no compensation for their role as directors but may receive compensation for their role as officers.  In hope of attracting exemplary professionals, the company reserves the right to compensate outside directors when such outside directors are elected.

Involvement in Certain Legal Proceedings

During the past five years, no present director, executive officer or person nominated to become a director or an executive officer of us:

(1) had a petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) was convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any of the following activities:

i. acting as a futures commission merchant, introducing broker, commodity trading advisor commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii. engaging in any type of business practice; or

iii. engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; or

(4) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of an federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3) (i), above, or to be associated with persons engaged in any such activity; or

(5) was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and for which the judgment has not been reversed, suspended or vacated.

Committees of the Board of Directors

Concurrent with having sufficient members and resources, our board of directors will establish an audit committee and a compensation committee. We believe that we will need a minimum of five directors to have effective committee systems. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage any stock option plan we may establish and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees. See “Executive Compensation” hereinafter.

EXECUTIVE COMPENSATION

We will reimburse all directors for any expenses incurred in attending directors' meetings provided that we have the resources to pay these fees. At the current time we do not have officers and directors liability insurance.  We will consider applying for officers and directors liability insurance at such time when we have the resources to do so.

Summary Executive Compensation Table

The following table shows, for the period from November 16, 2010 (inception) to December 31, 2010, and year ending December 31, 2011, compensation awarded to or paid to, or earned by, our Chief Executive Officer, President, Chief Operating Officer, and Chief Financial Officer.

Summary Compensation Table
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
David Cunic,	2011	-	-	-	-	-	-	-	-
CEO and Director	2010	-	-	-	-	-	-	(1)	-

Steve Basloe,	2011	-	-	-	-	-	-	-	-
President and Director	2010	-	-	-	-	-	-	(2)	-

Ben Hoehn,	2011	-	-	-	-	-	-	(3)	-
COO	2010	-	-	-	-	-	-	-	-

Gregory Jung,	2011	24,893	-	-	-	-	-	-	-
CFO and Director	2010	-	-	-	-	-	-	(4)	-

We have no formal employment arrangement with our Directors and their compensation has not been fixed or based on any percentage calculations. Our Directors will make all decisions determining the amount and timing of their compensation and, for the immediate future, will not receive any compensation. Our Directors compensation amounts will be formalized if and when their annual compensation exceeds $50,000.

(1)	David Cunic, our Chief Executive Officer and Director, was issued 15,000,000 shares of no cost basis common stock at inception in 2010.

(2)
Steve Basloe, our President and Director, was issued 15,000,000 shares of no cost basis common stock at inception in 2010.  However, Mr. Basloe directed that certain of his founder’s shares be titled in the names of his four children.  Jeremy Basloe, Adam Basloe, Daniel Basloe, and Rebecca Basloe each received 250,000 shares of restricted founders stock.  Mr. Basloe’s beneficial ownership is comprised of 14,000,000 shares in his name, and  1,000,000 shares titled in the names of his four children.

(3)	Ben Hoehn, our Chief Operating Officer, was issued 2,500,000 shares of common stock valued at $12,500 in 2011 and replaced Gina Morreale as Secretary and Treasurer.

(4)
Gregory Jung, our Chief Financial Officer, was issued 12,500,000 shares of common stock in 2010 and is the only Director receiving monetary compensation.  As of December 31, 2011, Mr. Jung’s compensation was in the amount of $24,893.  Of the $24,893 only $23,154 was paid in 2011 and the remainder was accrued and will be paid in the first quarter 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of our common stock and by the executive officers and directors as a group.  Except as otherwise indicated, all shares are beneficially owned directly and the percentage shown is based on 48,182,000 shares of common stock issued and outstanding, as of the date of this filing.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class
Common	David Cunic	15,000,000	31.1%
	13 Old Mill Drive
	Denville NJ 07834

Common	Steve Basloe	15,000,000	31.1%	(1)
	560 Sylvan Avenue
	Englewood NJ 07632

Common	Gregory Jung	12,500,000	25.9%
	17625 North 14th Street
	Phoenix AZ 85022

Common	Ben Hoehn	2,500,000	5.2%
	496 Mayhow Court
	South Orange NJ 07079

	Total beneficial ownership
	of all Officers and Directors
	as a group	45,000,000	93.4%

Common	Gina Morreale	2,500,000	5.2%
	361 Mohegan Circle
	Lafayette NJ 07848

	Total beneficial ownership
	excluding Integrated Capital
	Partners, Inc.	47,500,000	98.6%

Common	Integrated Caital Partners	39,600,000	45.1%	(2)
	784 Morris Turnpike, #334
	Short Hills, NJ 07078

	Total beneficial ownership
	including Integrated Capital
Common	Partners, Inc.	87,100,000	99.2%

(1)	Mr. Basloe's beneficial ownership includes 1,000,000 shares of stock issued in the names of his four children at his request and direction.

(2)
The percentage shown is based on 87,782,000 shares of common stock on a fully diluted basis as if ICPI converted all its Series A Preferred Stock and as if ICPI exercised all its warrants.  ICPI has not converted any of its Series A Preferred Stock nor has it exercised any of its warrants.  ICPI has agreed to limit its conversion so that at no time will it own more than 4.99% of the issued and outstanding common stock of the Company (See, First Amendment to Investment Agreement, Exhibit 99.11).  As of the date of this filing, 48,182,000 shares of the Company’s common stock was issued and outstanding.

As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
PAZOO, Inc.
Cedar Knolls, NJ 07927-1901

We have audited the accompanying balance sheets of PAZOO, Inc., a development stage enterprise, as of December 31, 2011 and 2010, and the related statements of income, stockholders' equity, and cash flows for the year ended December 31, 2011, for the period ended December 31, 2010, and for the period from November 16, 2010 (Date of Inception) through December 31, 2011.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PAZOO, Inc., as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the year ended December 31, 2011, for the period ended December 31, 2010, and for the period from November 16, 2010 (Date of Inception) through December 31, 2011, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 5 to the financial statements, unless the Company is successful in expanding its operations and generating sufficient cash flow to meet its obligations, the Company is likely to cease operations.  These matters raise substantial doubt about the Company's ability to continue as a going concern.  Management's plan in regard to these matters is also described in Note 5.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Santora CPA Group
Newark, DE 19713-4309

February 17, 2012

PAZOO, INC
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$3,022	$-
Inventories	3,360	-
Prepaid expense	696	3,000

Total current assets	7,078	3,000
Property and equipment, net	-	-

Total assets	$7,078	$3,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$24,755	$-
Payroll liabilities	4,066	-
Loans payable - related party	18,302	1,615
Interest payable	37	-

Total current liabilities	47,160	1,615

Total Liabilities	$47,160	$1,615

Stockholders' equity:
Common stock, $0.001 par value; 980,000,000 shares authorized, 48,182,000 and 45,600,000 shares issued and outstanding at year-end 2011 and 2010	3,182	600
Preferred stock, Ser. A, $0.001 par value, 10,000,000 shares authorized, 2,400,000 and no shares issued and outstanding at year-end 2011 and 2010	2,400	-
Preferred stock, Ser. B, $0.001 par value, 2,500,000 shares authorized, no shares issued and outstanding at year-end 2011 and 2010	-	-
Preferred stock, Ser. C, $0.001 par value, 7,500,000 shares authorized, no shares issued and outstanding at year-end 2011 and 2010	-	-
Warrants, 2,400,000 and no warrants issued and outstanding at year-end December 31, 2011 and 2010	-	-
Additional paid-in capital	12,728	2,400
Additional paid-in capital - Preferred Stock	117,600	-
Retained earnings (accumulated deficit)	(175,992)	(1,615)

Total stockholders' equity	(40,082)	1,385

Total liabilities and stockholders' equity	$7,078	$3,000

The accompanying notes are an integral part of these financial statements.

PAZOO, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2011	November 16, 2010 (Inception) to December 31, 2010	November 16, 2010 (Inception) to December 31, 2011
Net sales	$2,180	$-	$2,180
Cost of goods sold	1,384	-	1,384
Gross profit	796	-	796

Selling, general and administrative expenses	64,182	-	64,182
Loss on advance to vendor	12,900	-	12,900
Professional fees	55,863	-	55,863
Interest expense	37	-	37
Equipment	3,919	-	3,919
Organizational costs	3,642	1,615	5,257
Website setup	34,630	-	34,630
Total operating expenses	175,173	1,615	176,788

Loss from operations	(174,377)	(1,615)	(175,992)

Provision for income taxes	-	-	-

Net loss	$(174,377)	$(1,615)	$(175,992)

Weighted average common shares outstanding
Basic	48,182,000	45,600,000	48,182,000
Diluted	74,582,000	-	74,582,000
Net loss per common share
Basic	$-	-	-
Diluted	$-	-	-

The accompanying notes are an integral part of these financial statements.

PAZOO, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

	For the Year Ended December 31, 2011	For the Year Ended December 31, 2010	November 16, 2010 (Inception) to December 31, 2011
Cash flows from operating activities:
Net loss	$(174,377)	$(1,615)	$(175,992)
Adjustments to reconcile net income to net cash used in operating activities:
Changes in operating assets and liabilities:
Inventories	(3,360)	-	(3,360)
Prepaid expenses and other current assets	2,304	(3,000)	(696)
Accounts payable	24,755	-	24,755
Stock issued for services	12,910	3,000	15,910
Interest Payable	37	-	37
Payroll liabilities	4,066	-	4,066

Net cash used in operating activities	(133,665)	(1,615)	(135,280)

Cash flows from investing activities:

Net cash used in investing activities	-	-	-

Cash flows from financing activities:
Loans payable - related party	16,687	1,615	18,302
Preferred stock	2,400	-	2,400
Additional Paid In Capital - Preferred stock	117,600	-	117,600

Net cash provided by financing activities	136,687	1,615	138,302

Net increase in cash and cash equivalents	3,022	-	3,022

Cash and cash equivalents beginning of year and period	-	-	-

Cash and cash equivalents end of year and period	$3,022	$-	$3,022

The accompanying notes are an integral part of these financial statements.

PAZOO, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY

	Common Stock (in shares)	Common Stock ($)	Preferred Stock (in shares)	Preferred Stock, Ser. A ($)	Additional Paid-In Capital ($)	Additional Paid-In Capital - Pref. ($)	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit) ($)	Total Stockholders' Equity ($)

Beginning Balance at Nov. 16, 2010 (Inception)	-	-	-		-		-	-	-
Founders' Stock, issued at no cost on November 16, 2010	45,000,000	-	-	-	-		-	-	-
Stock issued for services rendered (Consultants) on November 16, 2010	600,000	600	-		2,400		-	-	3,000
Net loss	-	-	-	-	-		-	(1,615)	(1,615)
Ending Balance at Dec. 31, 2010	45,600,000	600	-	-	2,400		-	(1,615)	1,385
Preferred Stock, Ser. A, issued	-	-	2,400,000	2,400		117,600	-	-	120,000
Stock issued for services (marketing research) from July 2011 through September 2011	82,000	82	-	-	328		-	-	410
Stock issued for services (executive compensation)	2,500,000	2,500	-	-	10,000		-	-	12,500
Net loss	-	-	-	-	-	-	-	(174,377)	(174,377)
Ending Balance at December 31, 2011	48,182,000	$3,182	2,400,000	$2,400	$12,728	$117,600	-	$(175,992)	$(40,082)

The accompanying notes are an integral part of these financial statements.

PAZOO, INC.
(A DEVELOPMENT STAGE COMPANY)
FOR THE YEAR ENDED DECEMBER 31, 2011 AND PERIOD ENDED DECEMBER 31 2010

DESCRIPTION OF BUSINESS AND ACCOUNTING POLICIES

Note 1—DESCRIPTION OF BUSINESS AND ACCOUNTING POLICIES

Description of Business

Pazoo, Inc. was originally incorporated in the State of Nevada as IUCSS, Inc., and is a development stage company with our operating headquarters in Cedar Knolls, New Jersey as an online retailer and distributer of nutritional foods/supplements, wellness goods, and fitness apparel.  We changed our name on May 9, 2011 to take advantage of unique branding and website opportunities in the health improvement field.    The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7 (FAS7), "Accounting and Reporting by Development Stage Enterprises".  The Company has devoted substantially all of its efforts to business planning and development, as well as allocating a substantial portion of its time and resources in bringing its product to the market.  The Company is in the initial stages of commencing commercial operations as of December 31, 2011.

Use of Estimates

In accordance with Generally Accepted Accounting Principals (GAAP) the preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.

On an ongoing basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions. The most significant accounting estimates inherent in the preparation of the Company’s financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. These accounting policies are described at relevant sections in the notes to the consolidated financial statements.

Fair Value of Financial Instruments

For certain of the Company's assets and liabilities, including prepaid expense, the carrying amounts approximate fair value due to their short maturities.  The amounts shown for loan payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same.

Cash and Cash Equivalents
We classify all highly liquid instruments with an original maturity of three months or less at the time of purchase as cash equivalents.

Stock Based Compensation

Total stock based compensation is $15,910 which is comprised of $12,500 for issuance of 2,500,000 shares for executive compensation, and $410 for issuance of 82,000 shares to various individuals for evaluation of our website functionality and beta testing logistics in 2011, and $3,000 for 600,000 shares issued to consultants in 2010.  ASC 718 "Compensation - Stock Compensation" which codified SFAS No. 123 prescribes accounting and reporting standards for all stock-based payments award to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, may be classified as either equity or liabilities. The Company determines if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity's past practices or stated policies. If a present obligation exists, the transaction is recognized as a liability; otherwise, the transaction is recognized as equity.  The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50 "Equity - Based Payments to Non-Employees" which codified SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services." Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Revenue Recognition

The Company's financial statements are prepared under the accrual method of accounting. Revenues are recognized when evidence of an agreement exists, the price is fixed or determinable, collectability is reasonably assured and goods have been delivered or services performed.

Internal-use Software and Website Development

Costs incurred to develop software for internal use and our websites are capitalized and amortized over the estimated useful life of the software.  Costs related to design or maintenance of internal-use software and website development are expensed as incurred.  For the year ended December 31, 2011 and the period ended December 31, 2010, no costs were capitalized.  We incurred website hosting and setup expenses of $34,630 for coding, setup, and search engine optimization for our mini website and main website design.

Inventories

Inventory currently consists predominately of goods purchased from third party suppliers and does not include raw materials.  Certain inventory contains expiration dates (“shelf life”) and the efficacy of any product which is held beyond its shelf life may be impaired.  Our inventory reserve is zero.  The company has recently purchased inventory and as such, there are no products that are approaching the end of their shelf life.  Inventory cost is determined using the weighted average cost method.

Income Taxes

Since inception to December 31, 2011, the Company had no reserves for unrecognized tax benefits on the balance sheet.  There are currently no income tax examinations in progress.  The Company files its tax returns as prescribed by the tax laws of the jurisdictions in which it operates. The Company files income tax returns in the U.S. federal jurisdiction and in the state of New Jersey. The Company has filed all required Federal and State tax returns for the period ending December 31, 2010.

Recent Accounting Pronouncements

In 2011, the FASB issued an ASU which amends guidance for the presentation of comprehensive income. The amended guidance requires an entity to present components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. The current option to report other comprehensive income and its components in the statement of stockholders’ equity will be eliminated. Although the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under existing guidance. As of December 31, 2011, we have no comprehensive income.  We do not expect the adoption of this update to have a material impact on our consolidated financial position, results of operations or cash flows.

Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share reflects, in addition to the weighted average number of common shares, the potential dilution if shares of convertible preferred stock were converted into shares of common stock, unless the effects of such exercises and conversions would have been anti-dilutive. At December 31, 2011, there were 2,400,000 shares of Series A Convertible Preferred Stock outstanding which have been included in the calculation of diluted common shares outstanding.  Each share of Series A Convertible Preferred Stock converts, at the option of the holder, into 10 shares of the Company’s common stock.   In addition, 2,400,000 shares which may be acquired pursuant to the warrants issued in conjunction with the Series A Preferred shares have also been included in the calculation of diluted common shares outstanding.  No warrants have been exercised as of December 31, 2011.

	For the year ending December 31,	November 16, 2010 (Inception) to December 31,
	2011	2011
Weighted average common shares outstanding
Basic	48,182,000	48,182,000
Diluted	74,582,000	74,582,000
Net income per common share
Basic	$-	$-
Diluted	$-	$-

Note 2—STOCKHOLDERS’ EQUITY

Preferred Stock

We have authorized 20 million shares of  $0.001 par value Preferred Stock.  The preferred shares available for issuance are 10,000,000 Series A Convertible Preferred Stock (Series A Preferred Stock), 2,500,000 Series B Non-convertible Preferred Stock (Series B Preferred Stock), and 7,500,000 Series C Non-convertible Preferred Stock (Series C Preferred Stock).   We have issued 2,400,000 shares of Series A Preferred Stock as of December 31, 2011 .  No Series B Preferred Stock or Series C Preferred Stock has been issued.

The Series A Preferred Stock is convertible into ten shares of common stock for each Preferred share at the option of the holder,  does not have voting rights, pays a common stock dividend of 5% annually, and matures on February 1, 2013.  The Company shall pay the amount due on the Maturity Date in kind with shares of Common Stock.  The number of shares of Common Stock to be issuable to a Holder on the Maturity Date (the “Maturity Shares”) shall be equal to the quotient of (x) the aggregate Liquidation Preference for such Holder’s Shares on the Maturity Date divided by (y) the Conversion Price in effect as of the Maturity Date.  On or before the third (3rd) Business Day following the Maturity Date (the “Maturity Share Delivery Date”), the Company must deliver to each Holder the Maturity Shares issuable to such Holder.  In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each Holder shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any Junior Stock, an amount (the “Liquidation Preference”) equal to (A) $1,000 per Share held by such Holder, plus (B) a further amount equal to any Dividends accrued but unpaid on such Shares.  If, upon such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the stockholders of the Company are insufficient to provide for the payment of the full aforesaid preferential amount, such assets as are so available shall be distributed among the Holders in proportion to the relative aggregate Liquidation Preferences of the Shares held by such Holders.  The Liquidation Preference shall be appropriately adjusted for any stock splits, stock combinations, stock dividends or similar recapitalizations.

The Series B Preferred Stock is non-convertible, does not pay a dividend, and contains voting rights at a ratio of 200 votes for each share of Series B Preferred Stock.  In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each Holder shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any Junior Stock, an amount (the “Liquidation Preference”) equal to $0.001 per Share held by such Holder, or such other amount as any Securities Purchase Agreement under which the Shares are issued may provide.  If, upon such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the stockholders of the Company are insufficient to provide for the payment of the full aforesaid preferential amount, such assets as are so available shall be distributed among the Holders in proportion to the relative aggregate Liquidation Preferences of the Shares held by such Holders.  The Liquidation Preference shall be unaffected for any stock splits, stock combinations, stock dividends or similar recapitalizations.

The Series C Preferred Stock is non-convertible and has no voting rights, pays a common stock dividend from 2% to 12% annually, and matures on February 1, 2013.  The Company shall pay the amount due on the Maturity Date in kind with shares of Common Stock.  The number of shares of Common Stock to be issuable to a Holder on the Maturity Date (the “Maturity Shares”) shall be equal to the quotient of (x) the aggregate Liquidation Preference for such Holder’s Shares on the Maturity Date divided by (y) the Conversion Price in effect as of the Maturity Date.  On or before the third (3rd) Business Day following the Maturity Date (the “Maturity Share Delivery Date”), the Company must deliver to each Holder the Maturity Shares issuable to such Holder.  In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each Holder shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any Junior Stock, an amount (the “Liquidation Preference”) equal to (A) $0.001per Share held by such Holder, plus (B) a further amount equal to any Dividends accrued but unpaid on such Shares.  If, upon such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the stockholders of the Company are insufficient to provide for the payment of the full aforesaid preferential amount, such assets as are so available shall be distributed among the Holders in proportion to the relative aggregate Liquidation Preferences of the Shares held by such Holders.  The Liquidation Preference shall be appropriately adjusted for any stock splits, stock combinations, stock dividends or similar recapitalizations.

In January 2011, we issued 1,000,000 Series A Preferred Stock to Integrated Capital Partners, Inc. (ICPI) at a price of $0.05 per share for $50,000 in a transaction that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”) in reliance on Section 4(2) of the Act.

In February 2011, we issued 1,000,000 Series A Preferred Stock to Integrated Capital Partners, Inc. (ICPI) at a price of $0.05 per share for $50,000 in a transaction that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”) in reliance on Section 4(2) of the Act.

In November 2011, we issued 200,000 Series A Preferred Stock to Integrated Capital Partners, Inc. (ICPI) at a price of $0.05 per share for $10,000 in a transaction that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”) in reliance on Section 4(2) of the Act.

In December 2011, we issued 200,000 Series A Preferred Stock to Integrated Capital Partners, Inc. (ICPI) at a price of $0.05 per share for $10,000 in a transaction that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”) in reliance on Section 4(2) of the Act.

Warrant

Simultaneous with the issuance of Series A Preferred Stock in 2011, we issued 2,400,000 warrants to Integrated Capital Partners, Inc. (ICPI) and each warrant entitles its owner to purchase 1.00 common shares for each Series A Preferred Stock at an exercise price of $0.05 per common share thereunder, subject to the terms of the warrant agreement between the warrant agent and us.  The warrants are exercisable three years from the date of issue.  No warrants have been exercised as of December 31, 2011.  These warrants had negligible fair value at the time of issuance.

Common Stock

Common shares outstanding totaled 45,600,000 at December 31, 2010.  In November 2010, Pazoo, Inc. issued stock at inception at no cost per share.  We issued 15,000,000 shares of common stock to our Chief Executive Officer and Director, David Cunic, 15,000,000 shares of common stock to our President and Director, Steve Basloe (however, he requested that 250,000 shares each for his four children be registered in their names), 12,500,000 shares of our common stock to our Chief Financial Officer, Gregory Jung, and 2,500,000 shares of our common stock to our then, Secretary and Treasurer, Gina Morreale.  Also, in November 2010, we issued 600,000 shares of common stock to three consultants for prepaid services to be completed in 2011. Voting rights are non cumulative for the holders of the common shares.  From July 1 to September 30, 2011, we issued 82,000 shares of our common stock to 41 individuals in exchange for evaluation of our website functionality and beta testing logistics.

In September 2011, we issued 2,500,000 shares of our common stock to our Chief Operating Officer, and new Secretary and Treasurer, Ben Hoehn.  Pazoo, Inc. issued this stock to Mr. Hoehn in exchange for $12,500 of services rendered at a price of $0.005 per share.

Note 3—RELATED PARTY TRANSACTIONS

Related Party Transactions

David Cunic has ownership interests in Pazoo, Inc. as a Board Member and the CEO of Pazoo.  He is also the owner of DMC Athletics & Rehabilitation, Inc., a physical therapy personal training clinic in Cedar Knolls, New Jersey.  Pazoo subleases office space from 15A Cedar Knolls, NJ 07927, which is also the location of DMC Athletics and Rehabilitation.  Mr. Cunic spends roughly 40 hours per week contributing to the advancement of Pazoo, Inc.  Gina Morreale was previously employed as Secretary/Treasurer for Pazoo, Inc. and was concurrently employed by ICPI, a Series A Convertible Preferred Stock holder.  In September 2011, Ben Hoehn assumed the role of Chief Operating Officer and replaced Gina Morreale as Secretary/Treasurer.

ICPI was previously the investor relations firm for VitaminSpice, LLC, prior to its investment into Pazoo, Inc. VitaminSpice and Pazoo signed a supply agreement on February 2011.

Loans Payable- Related Party

Pazoo, Inc. entered into Promissory notes totaling $18,302 with Integrated Capital Partners Incorporated (ICPI) and used the funds for startup and organizational costs.  ICPI is a Series A Preferred stockholder.

Note 4—CONTRACTUAL COMMITMENTS AND LONG TERM LIABILITIES

Contractual commitments and Long Term Liabilities

Pazoo, Inc. sublets office space at $500 per month from DMC Athletics & Rehabilitation (DMC) for a twelve-month term which commenced on April 1, 2011.  This lease may be extended on a year-to-year basis at the sole option of Pazoo, Inc.  For the term of the sublet period, we have agreed to maintain public liability insurance on the property as stated in the same amounts of DMC’s original lease with the landlord.  We also lease office space at $695 per month from Alaris Business Centers at 5450 East High Street, Phoenix, Arizona, 85054 for a twelve-month term which commenced on January 1, 2012.  This lease is renewable on a 12 month basis.

Note 5—GOING CONCERN

Going Concern

During the year ended December 31, 2011, the Company incurred net losses of $174,377.  This factor, among others, raises significant doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  The Company’s continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately attain profitability.  Management believes that we can alleviate the facts and circumstances which indicate a going concern by generating online revenue through an increase of products on our website.  We have spent minimal capital resources on marketing and brand advertising; however, as of year end December 31, 2011, we have $2,180 in product revenue since our mini website was launched in August 2011.  ICPI has committed to additional funding upon the filing of a registration statement ($20,000 of the $50,000 committed to be paid upon filing of the Form S-1 was paid as of December 31, 2011), and subsequently upon the effectiveness of the registration statement.  These funds will be used to market the name “Pazoo” and to add additional product offerings on our main website.

Note 6—OTHER EXPENSES

Selling, General, and Administrative (SG&A)

For the periods from November 16, 2010 (Inception) to December 31, 2011 and the year ended December 31, 2011, we incurred SG&A payroll and rent expenses of $29,272 and $11,137, respectively.  In September 2011 we had $12,500 in stock based compensation to our Chief Operating Officer, Ben Hoehn.

Professional Fees

For the periods from November 16, 2010 (Inception) to December 31, 2011 and the year ended December 31, 2011, we incurred general counsel, patent/trademark counsel, and accounting fees for $22,125, $12,399, and $16,400, respectively.

Loss on Advance to Vendor

A deposit for a certain vendor's product of $25,800, was placed into an attorney escrow account in February 2011.  In accordance with the vendor agreement, $12,900, was advanced to the vendor and $12,900 was held in escrow to be released upon satisfactory delivery of product.  The escrow amount was returned in June 2011 due to non-delivery of product.  As of December 31, 2011, this product was still undelivered and the advance to vendor was written off.

Note 7—SUBSEQUENT EVENTS

Subsequent Events
In accordance with FASB ASC 855-10-50-1 we evaluated our subsequent events through February 17, 2012.

On January 13, 2012, we issued 600,000 shares of our Series A Preferred Stock to an accredited investor, Integrated Capital Partners, Inc. (“ICPI”) at $0.05 per share valued at $30,000.

Simultaneous with the issuance of Series A Preferred Stock on January 13, 2012, we issued 600,000 warrants to ICPI and each warrant entitles its owner to purchase one common share for each Series A Preferred Stock at an exercise price of $0.05 per common share thereunder, subject to the terms of the warrant between the warrant agent and us. The warrants are exercisable three years from the date of issue.

On February 1, 2012, we issued 600,000 shares of our Series A Preferred Stock, to an accredited investor, Integrated Capital Partners, Inc. (“ICPI”) at $0.05 per share valued at $30,000.

Simultaneous with the issuance of Series A Preferred Stock on February 1, 2012, we issued 600,000 warrants to ICPI and each warrant entitles its owner to purchase one common share for each Series A Preferred Stock at an exercise price of $0.05 per common share thereunder, subject to the terms of the warrant between the warrant agent and us.  The warrants had negligible fair value at the time of issuance.  The warrants are exercisable three years from the date of issue.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

The Company has agreed to pay for all costs associated with the preparation and filing of this Form S-1. No additional shares of the company’s stock will be issued as a result of this filing and only shares previously issued are being registered hereunder.  Accordingly, there are no costs or other expenses associated with the issuance and distribution of any additional shares, as no additional shares are being issued at this time.

INDEMNIFICATION AND UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Indemnification of Directors and Officers.

            Article VIII of our Articles of Incorporation (See, Exhibit 3.1) and Article Eleven of the Company’s By-Laws (See, Exhibit 3.2) provide that our officers and directors are afforded indemnification, by the company, to the greatest extend allowable under the General Corporation Law of the State of Nevada.  Also, the Board of Directors is afforded the power to purchase and maintain Officers and Directors Liability Insurance.  However, at this time the company does not maintain Officers and Directors Liability Insurance due to current cost constraints.

Undertakings

The undersigned Registrant hereby undertakes that,

(1)      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)      For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.         To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(4)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Recent Sales of Unregistered Securities.

As set forth herein, there are 48,182,000 shares of common stock issued by the company that is currently unregistered.  to: (i) founders stock to our officers and directors; (ii) stock issued to certain consultants for services rendered; and (iii) stock issued to certain persons of their assistance in the testing of the functionality of our website.  The following table summarizes this information.

Date Received	Name	Share Amount	Nature of Consideration	Aggregate amount of Consideration	Exemption Claimed
11/16/2010	David Cunic	15,000,000	Founder stock	No cost basis	§ 4(2) (2)
11/16/2010	Steve Basloe(1)	15,000,000	Founder stock	No cost basis	§ 4(2)
11/16/2010	Gregory Jung	12,500,000	Founder stock	No cost basis	§ 4(2)
9/6/2011	Ben Hoehn	2,500,000	Executive Compensation	$12,500	§ 4(2)
11/16/2010	Gina Morreale	2,500,000	Founder stock	No cost basis	§ 4(2)
11/16/2010	Ken Bae	250,000	Consultant	$1,250	§ 4(2)
11/16/2010	Howard Klein	250,000	Consultant	$1,250	§ 4(2)
11/16/2010	Peter Risano	100,000	Consultant	$500	§ 4(2)
JULY 2011 TO SEPT 2011	Greg Dupont	2,000	Market Research	$10	Regulation D Rule 504 (3)
JULY 2011 TO SEPT 2011	Cheryl Moreland	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Jack Cunic	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Brian Yadisernia	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Morris Bibliowicz	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Ryan Vass	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Zelig Prudowsky	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Charles Schwarz	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Lynda Deehan	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Ana Navarro	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Michael Fitzpatrick	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Brian Quinn	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	James Rossiter	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Mary Meola	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Kimberely Bustamante	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Shelley Seelig	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Julia Deehan	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Christopher Deehan	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Christine O’Sullivan	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Allison Hoehn	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Daniel O’Sullivan	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Marko Maniaces	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Richard Seelig	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Anthony Carlucci, Jr	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Andrew Deehan	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	William Martz	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Todd Simonds	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Anthony Maniaces	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Jennifer Hoehn	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Dante Maniaces	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Joe Morreale	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Joseph Colantoni	2,000	Market Research	$10	Regulation D Rule 504

JULY 2011 TO SEPT 2011	Robert Deehan	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Mark O’Sullivan	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Frederick Dower	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Michael Friedman	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Anne Hoehn	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	John Alexander	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Ralph Hoehn	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	David Hoehn	2,000	Market Research	$10	Regulation D Rule 504
JULY 2011 TO SEPT 2011	Dennis White	2,000	Market Research	$10	Regulation D Rule 504
		48,182,000		$15,910

(1) Mr. Basloe received 15,000,000 shares of restricted founders stock, however, Mr. Basloe directed that certain of his founder’s shares be titled in the names of his four children. Jeremy Basloe, Adam Basloe, Daniel Basloe, and Rebecca Basloe each received 250,000 shares of restricted founders stock.

(2) The common stock issued to the offices, directors and consultants in exchange for services rendered, or to be rendered in the future, are exempt from registration under § 4(2) of the Securities Act of 1933 as an exempt transaction as the issuance of the shares did not involve a public offering of the stock by the Company.

(3) The shares issued in exchange for market research, with an aggregate value of $410, was made by the Company in one integrated offering over a three month period for an aggregate value of less than $1,000,000 pursuant to Rule 504 of Regulation D.  The Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, nor is the Company an “investment” company or a “blank check” company as defined in the Exchange Act and is thus eligible to issue securities exempt from registration under Regulation D.  The shares when issued were restricted securities.

Also, as disclosed above, the company has issued 3,600,000 shares of Series A Preferred Stock to ICPI, as of the date of this filing, in accordance with a certain Investment Agreement (See, Exhibit 99.1).  Each share of Series A Preferred Stock is convertible 10 shares of the company’s common stock.  At this time, ICPI has not sought to convert any of its Series A Preferred Stock.

EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

3.1	Articles of Incorporation*
3.2	By-Laws*
5.1	Legal Opinion & Consent
10.2	DMC Sublease*
14.1	Code of Ethics and Business Conduct*
14.2	Code of Ethics for Principal Executives and Senior Financial Officers*
23.1	Auditors Consent
99.1	Investment Agreement*
99.2	Trademark Application*
99.3	VitaminSpice Supply Agreement*
99.4	Platinum Stock Transfer Agent*
99.5	ICPI Promissory Note 1*
99.6	ICPI Promissory Note 2*
99.7	ICPI Promissory Note 3*
99.8	ICPI Promissory Note 4*
99.9	ICPI Promissory Note 5*
99.10	ICPI Promissory Note 6*
99.11	First Amendment to Investment Agreement *

* Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Cedar Knolls, State of New Jersey, on March 21 , 2012.

PAZOO, INC.
(Registrant)

By:	/s/ David M. Cunic
David M. Cunic,
Chief Executive Officer and Chairman of the
Board of Directors (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Cunic and Gregory Jung, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statement pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ David M. Cunic
David M. Cunic, Individually and as
Chief Executive Officer and Chairman of the Board
of Directors (Principal Executive Officer)

By:	/s/ Gregory Jung
Gregory Jung, Individually and as
Chief Financial Officer and Director
(Principal Financial and Accounting Officer)

By:	/s/ Steven Basloe
Steven Basloe, Individually and as
President and Director

By:	/s/ Ben Hoehn
Ben Hoehn, Individually and as
Chief Operating Officer and Director

March 21 , 2012